              As filed with the Securities and Exchange Commission March 5, 2001
                                            Registration No. 333-
                                                                  --------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               NEBO PRODUCTS, INC.
              (Exact name of small business issuer in its charter)

           Utah                           3949                    87-0637063
(State or jurisdiction of      (Primary Standard Industrial    (IRS Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                          12382 Gateway Parkplace #300
                               Draper, Utah 84020
                                  801-495-2150
          (Address and telephone number of principal executive offices)

                                  SCOTT HOLMES
                             CHIEF EXECUTIVE OFFICER
                               NEBO PRODUCTS, INC.
                          12382 Gateway Parkplace #300
                               Draper, Utah 84020
                                  801-495-2150
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             KEVIN R. PINEGAR, ESQ.
                            C. PARKINSON LLOYD, ESQ.
                             DURHAM JONES & PINEGAR
                          111 East Broadway, Suite 900
                            Salt Lake City, UT 84111
              Telephone: (801) 415-3000; Facsimile: (801) 415-3500

 Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement in light of market conditions and other factors.

The securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
------------------------------- ------------------- ------------------------ --------------------------- -------------------

    Title of each class of       Dollar amount to      Proposed maximum           Proposed maximum           Amount of
 securities to be registered    be registered (1)     offering price per      aggregate offering price    registration fee
                                                           share (1)                    (1)
------------------------------- ------------------- ------------------------ --------------------------- -------------------

Class A Voting Common Stock,
No Par Value                    $3,006,666.50                $0.50                 $3,006,666.50              $751.67
------------------------------- ------------------- ------------------------ --------------------------- -------------------

(1) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, and based on the last sale price of the common stock.

The Registrant hereby amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

                                Table of Contents

                  Topic                                                     Page

Prospectus Summary                                                             2
Risk Factors                                                                   3
Forward-Looking Statements                                                     7
Use of Proceeds                                                                8
Dividend Policy                                                                8
Dilution                                                                       8
Capitalization                                                                 9
Determination of Offering Price                                                9
Management's Discussion and Analysis or Plan of Operation                     10
Business                                                                      12
Management                                                                    19
Certain Transactions                                                          21
Principal Shareholders                                                        22
Selling Shareholder                                                           23
Description of Securities                                                     24
Plan of Distribution                                                          26
Legal Matters                                                                 27
Experts                                                                       27
Disclosure of Commission Position on Indemnification for
     Securities Act Liabilities                                               27
Where You Can Find Additional Information                                     28
Index to Financial Statements                                                 29






         We have trademark registrations for the name NEBO(R) and the NEBO logo. We also use NEBO(R) Products, NEBO(R) Tools, NEBO(R) Sports, NEBO(R) 13-in-1, Speed Reader(TM), Speed Reader PRO(TM), NEBO(R) Quick Change, NEBO(R) Mini Hacksaw, NEBO-X Safety Glasses(TM), The Sportsman(TM), Beast(TM), The Mammoth(TM), Arch VII(TM) and Arch IX(TM) as our trademarks. This prospectus also contains trademarks of other companies.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS                Subject to Completion, dated March 5, 2001

[GRAPHIC OF NEBO TOOLS OMITTED]                 [GRAPHIC OF NEBO SPORTS OMITTED]

                               NEBO PRODUCTS, INC.

                           CLASS A VOTING COMMON STOCK

         We are offering up to $3,000,000 of our Class A voting common stock and 13,333 Class A shares that may be sold by one of our shareholders in the over-the-counter market at the prevailing market price or in negotiated transactions. We may offer the shares for cash on a delayed basis from time to time. In addition, we may issue some of the shares to creditors for repayment of debt. The prices at which we will sell shares or issue shares for repayment of debt may fluctuate. No public market exists for our shares at this time.

         We will receive no proceeds from the sale of shares by the selling shareholder. Because the selling shareholder will offer and sell the shares at various times, we have not included in this prospectus information about the price to the public of the shares or the proceeds to the selling shareholder. The selling shareholder and any broker-dealers that may participate with her in the offer and sale of the shares under this prospectus may be deemed to be underwriters.

         See "Risk Factors" beginning on page 3 for certain information you should consider before you purchase any shares.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         The shares are offered on a "best efforts, no minimum" basis by our officers and directors. No commission or other compensation related to the sale of the shares will be paid to any of our officers or directors. The proceeds from our sale of shares will be immediately available to us. We intend to keep the offering open for 90 days from the date of this prospectus. However we may extend the offering period, and we may offer the remaining shares on a delayed basis from time to time thereafter at our sole discretion. We may accept or reject any subscription in whole or in part. If your subscription is rejected, we will promptly return your investment to you without interest or other deductions. We may terminate this offering prior to the expiration date.

    ================================== =============== =============================== ===============================

                                          Price to       Underwriting Discounts and     Proceeds to Company (1) (2)
                                           Public               Commissions

    Per Share........................     $                     $                          $

    Total (3)........................     $3,000,000            $300,000                   $2,700,000
    ================================== =============== =============================== ===============================

(1) Assumes the sale of the maximum offered by this prospectus before deducting expenses related to the offering payable by us estimated at $120,000. We will not receive any proceeds from the sale of shares by the selling shareholder.

(2) We may offer the shares from time to time on a delayed basis. If offers and sales are made through registered broker-dealers we may pay a placement fee or similar charge not to exceed 10% of the amount sold through the broker-dealer. This chart does not show any payment of commissions or placement fees. If these fees are paid, the proceeds available to us would be reduced by the amount of the fee paid to the registered broker-dealers.

(3) Assumes the sale of all shares offered by us. Does not include the sale of any shares by the selling shareholder.

                 The date of this prospectus is March __, 2001.

                               PROSPECTUS SUMMARY

         This summary may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the "Risk Factors" and the financial statements and notes to financial statements, before investing in our common stock.

About Our Company

         We are a Utah corporation. We were formed in 1998, and we acquired the business conducted by Open Seas Trading LLC in 1999. In 2000, we changed our name to NEBO Products, Inc. We are a leading supplier of hand tools and weekend camping gear to retailers in the United States for sale under the NEBO label or under retailers' private labels. We have established business relationships and a working history with 15 Far East manufacturers, three shipping companies, and more than 5,000 customers nationwide, including Home Depot, Menard's, and Sears. We have sold more than one million of our most popular hardware tool, the 13-in-1 multi-bit ratchet screwdriver. In May 2000, a Home Improvement Executive magazine survey reported that a majority of home center chains cited NEBO as the number one brand driving their multi-bit business.

         Our principal executive offices are located at 12382 Gateway Parkplace #300, Draper, Utah. Our telephone number is (801) 495-2150. Our worldwide websites are located at http://www.neboproducts.com, http://www.nebosports.com, and http://www.nebotools.com. We are providing an inactive textual reference only to our websites because they do not constitute a part of this prospectus.

About Our Offering

         We are offering up to $3,000,000 of Class A voting common stock. At the time we commenced this offering we had approximately 11,243,915 shares of Class A voting common stock issued and outstanding. If we were to sell all of the shares offered by us in this offering at a price of $0.50 per share, there would be approximately 17,243,915 shares of Class A voting common stock outstanding after the offering.

         The selling shareholder, Vicki M. Fullmer, may sell a total of 13,333 shares of Class A voting common stock. The selling shareholder must deliver a copy of this prospectus to persons who buy shares from her. The selling shareholder probably will sell her shares at prevailing market prices through broker-dealers, although she is not required to do so. The selling shareholder will retain all of the proceeds of her sales, except for commissions she may pay to broker-dealers. We will not receive any proceeds when she sells. We are paying the costs of registering the shares. The selling shareholder will be required to pay all other expenses incurred in connection with her offer and sale of the shares.


Securities offered by NEBO Products, Inc.                     6,000,000 shares of Class A voting common stock*

Securities offered by selling shareholder                     13,333 shares of Class A voting common stock

Common stock to be outstanding after the offering*            17,243,915 shares of Class A voting common stock

Estimated maximum proceeds to NEBO Products, Inc.*            $3,000,000

Use of   Proceeds                                             We expect to use the net proceeds of this  offering to repay short-term debt and for operational needs,  expansion of our marketing and sales capabilities and for working capital and general corporate needs.

Proposed NASD-OTCBB trading symbol                            "NEBO"

* The number of shares of common stock to be sold by us and to be outstanding after the offering is based on 11,243,915 shares outstanding as of January 31, 2001, and assumes the sale of all of the shares offered by us at a price of $0.50 per share. This price is used for example only. The price at which we sell shares or satisfy debt by issuing shares for repayment may fluctuate because of a number of factors, including market conditions at the time of sale or issuance. Amount indicated is before payment of commissions and expenses estimated at $420,000.

                                  RISK FACTORS

         Investing in our stock is very risky, and you should be able to bear a complete loss of your investment. You should consider all of the following risks associated with our business and an investment in our shares before you invest. You should also consider consulting with your attorney and professional advisors if you have questions about any of these risks or any of the other information contained in this prospectus.

Risks Related to Our Business

If we cannot raise sufficient capital to implement our business plan, we will be forced to scale back our operations.

         To date, we have relied primarily on cash flows from operations and limited borrowings to fund our growth and operations. Our future capital requirements will depend on many factors, including our ability to generate cash flows from operations and amounts available under our bank line of credit. Therefore, we may require additional funding beyond the proceeds of this offering. Although we currently have no specific plans or arrangements for financing other than this offering and our existing bank line, we expect that we may attempt to raise additional funds subsequent to this offering through private placements, public offerings, or other financings. Any equity financings would result in dilution to the ownership interests of our then-existing shareholders, including the purchasers of the shares in this offering. Sources of debt financing may result in higher interest expense and adversely affect profitability. Any financing, if available, may be on terms unfavorable to us. If we cannot raise adequate funds, we may be required to reduce or cease operations.

The audited financial statements that accompany this report have been prepared on the assumption that we will continue as a going concern.

         Our  independent  public  accountants  have issued  their  report dated
February 19, 2001, that includes an explanatory paragraph stating that our deficit in working capital, negative flows cash from operations, stockholders' deficit and recurring net losses raise substantial doubt about our ability to continue as a going concern. If we are not successful in generating additional sales, reducing expenses, or obtaining additional financing, we may be required to scale back or discontinue operations.

We face intense competition from larger and better-established companies that may prevent us from ever becoming a significant market leader.

         The market for products is intensely competitive and highly fragmented. We may experience competition from potential customers or partners to the extent that they manufacture or market their own competing product lines. Many of these competitors may have longer operating histories, greater financial, technical and marketing resources, and enjoy existing name recognition and customer bases. New competitors may emerge and rapidly acquire significant market share. In addition, new technologies likely will increase the competitive pressures we face. Competitors may be able to respond more quickly to technological change, competitive pressures, or changes in consumer demand. As a result of their advantages, our competitors may be able to limit or curtail our ability to compete successfully. These competitive pressures could materially adversely affect our business, financial condition, and results of operations.

If we are to continue to be competitive, we need to attract and retain key personnel.

         Our future success depends significantly on the continued service of our senior management. The familiarity of these individuals with the industry makes them especially critical to our success. The loss of the services of one or more of our key employees could have a material adverse effect on our business. We do not currently have key man insurance on any of our employees, but we do anticipate obtaining that insurance in the near future. Our future success also depends on our ability to attract and retain highly qualified design, technical, sales, marketing, customer service, and management personnel. Competition for these personnel is intense, and we cannot guarantee that we will be able to attract or retain a sufficient number of highly qualified employees in the future. Failure to hire and retain personnel in key positions could materially adversely affect our business, financial condition, and results of operations.

Our inability to effectively manage growth will materially and adversely affect our business.

         To execute our business plan, we must grow significantly. This growth will place a significant strain on our personnel, management systems, and resources. We expect that the number of our employees, including management-level employees, will continue to increase for the foreseeable future, and that we may need additional office space and expanded technology infrastructure. Failure to manage growth effectively will materially adversely affect our business, results of operations, and financial condition.

In the last two years a significant portion of our net sales have been to two customers. The loss of either of these customers would adversely affect our business.

         During 1999, more than 60% of our net sales were to a single customer. In 2000, sales to this customer totaled approximately 25% of net sales. In addition, another customer accounted for approximately 21% of our net sales. The loss of either of these customers could materially and adversely affect our business, results of operations, and financial condition.

Our earnings fluctuate seasonally, which may affect our financial results.

         Because our products are sold in retail outlets, our business is subject to seasonal fluctuations that affect retail business generally. Our inability to manage any potential fluctuations in our revenues could materially adversely affect our business, financial condition and results of operations.

We may not be able to protect our proprietary rights and we may infringe the proprietary rights of others.

         We regard our copyrights, service marks, trademarks, trade secrets, and similar intellectual property as critical to our success and our competitive position. We rely on trademark and copyright law, trade secret protection, and confidentiality and license agreements with our employees, strategic partners, and others to protect these rights. Although we seek to protect our proprietary rights, our actions may be inadequate to protect any trademarks and other proprietary rights or to prevent others from claiming violations of their trademarks and other proprietary rights. Unauthorized parties may improperly obtain and use information that we regard as proprietary. Third parties may infringe or misappropriate our proprietary rights. The failure of any of our efforts to protect our proprietary rights could materially adversely affect our business, financial condition, or results of operations.

There is no assurance that our products will continue to be accepted in the market.

         Our products may not be accepted in the market. For us to be profitable, retail customers must accept our products as beneficial and worthwhile. Market acceptance will require substantial education about the benefits of our products. If consumers do not accept our products or acceptance takes a long time, revenues and profits will be reduced. We can provide no assurance that there will be a favorable market for our products or that we will realize a profitable rate of return.

We may be subjected to claims under product liability law, which could adversely affect our financial condition and results of operations.

         Although we insure against possible liability for injury or damages resulting from the misuse of or defects in our products, there is no assurance that we will continue to maintain that insurance or that it will be available to us on reasonable terms. We may incur liability to consumers based on claims that our products are harmful or ineffective. Those claims, even if unfounded, could cause damage to our reputation, result in expensive product recalls, or result in high litigation expense.

The loss of our exclusive distribution rights would adversely affect our business.

         We purchase and distribute one of our best-selling products under an exclusive arrangement with the owner of the design for the product. The termination of this arrangement would mean we would lose our exclusive rights to manufacture and market that product. Further, the inability to obtain additional licenses or similar arrangements will limit the products we can sell.

Our business is subject to risks related to doing business in China.

         We obtain much of our manufacturing in the People's Republic of China (also referred to as the PRC) from contract manufacturers. Our business relationships in the PRC could be adversely affected by internal political, economic, and social uncertainties. Any change in policy by the Chinese government could adversely affect investments in or business relationships with Chinese businesses. Changes in policy could result in imposition of restrictions on currency conversion, imports, or the source of suppliers, as well as new laws affecting joint ventures and foreign-owned enterprises doing business in the PRC. Although the PRC has been pursuing economic reforms for the past two decades, events such as a change in leadership or social disruptions that may occur upon the proposed privatization of certain state-owned industries could significantly affect the government's ability to continue with its reform.

         As a developing nation, the PRC's economy is more volatile than that of developed Western industrial economies. The PRC's economy differs significantly from that of the United States or a Western European country in structure, level of development, capital reinvestment, resource allocation, and self-sufficiency. There can be no assurance that under some circumstances, the PRC government's pursuit of economic reforms will be restrained or curtailed. Actions by the central government of the PRC could have a significant adverse effect on economic conditions in the country as a whole and on the economic prospects for our Chinese operations.

The Chinese legal system embodies uncertainties, which could limit the legal protections available to us.

         The Chinese legal system is a civil law system based on written statutes. Unlike common law systems such as the United States and the United Kingdom, the Chinese legal system is a system in which decided legal cases have little precedential value. In 1979, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past 20 years has significantly enhanced the protections afforded to various forms of foreign investment in Mainland China. Recent legal and political changes in China have resulted in reforms. However, these laws, regulations and legal requirements are relatively recent, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to us and other foreign investors. In addition, we cannot predict the effect of future developments in the Chinese legal system, particularly with regard to the Internet, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws.

We rely on third parties to manufacture our products. Therefore, we do not have direct control over the quality or other aspects of the manufacturing process.

         We do not directly control the manufacturing facilities where our products are made and we must depend on third parties to make our products according to our standards for quality and reliability. We do not own any manufacturing facilities or equipment and do not employ any manufacturing personnel. We use third parties to manufacture our products on a contract basis. We cannot assure you that we will be able to obtain qualified contract manufacturing services on reasonable terms.

We may experience adverse economic and political risks associated with companies that operate in Taiwan.

         In addition to our contract manufacturing performed in the PRC, we use manufacturers in Taiwan. Relations between Taiwan and the PRC, and other factors affecting the political or economic conditions of Taiwan in the future could affect our business and the market price and liquidity of our shares. The PRC asserts sovereignty over all of China, including Taiwan, certain other islands and all of Mainland China. The PRC government does not recognize the legitimacy of the Taiwanese government. Although significant economic and cultural relations have been established during recent years between Taiwan and the PRC, the PRC government has indicated that it may use military force to gain control over Taiwan in certain circumstances, such as the declaration of independence by Taiwan. Relations between Taiwan and the PRC have on occasion adversely affected the market value of Taiwanese companies and could negatively affect the operations of our manufacturers in Taiwan in the future, which could have a materially adverse effect on our business, financial condition or results of operations.

The location of our manufacturing facilities subjects us to increased risk that a natural disaster could disrupt our operations.

         Substantially   all  of  our  products  are  manufactured  by  contract
manufacturers in China, Taiwan, and India. These countries are in regions that are prone to natural disasters, including the risk of earthquakes due to the proximity of major earthquake fault lines. In September 1999, major earthquakes in Taiwan affected the facilities of our manufacturers, causing power and communications outages and disruptions that impaired production capacity. In early 2001, a major earthquake caused significant damage and loss of life in India. The occurrence of an earthquake or other natural disaster in these countries could result in the disruption of work at our manufacturing facilities, which could cause significant delays in the production or shipment of our products until we are able to shift production to different facilities or arrange for third parties to manufacture our products. We may not be able to obtain alternate capacity on favorable terms or at all. The occurrence of an earthquake or other natural disaster could disrupt our business and cause significant delays in the production or shipment of our products, and we may not be able to obtain alternate capacity on favorable terms, if at all, which would harm our operating results materially.

We depend on contract manufacturers without direct control over the manufacturing process. If we do not achieve acceptable manufacturing yields or sufficient product reliability, our ability to ship products to our customers will be affected and our net sales may suffer.

         The manufacture of our products involves complex and precise processes. Changes in our manufacturing processes or those of our suppliers, or the use of defective components or materials, could significantly reduce our manufacturing yields and product reliability. Our manufacturing costs are relatively fixed, and, thus, manufacturing yields are critical to our results of operations. We may experience manufacturing problems in the future relating to our lack of direct control over the process and due to factors beyond our control, which could result in lower than expected production yields, delayed product shipments and impaired gross margins. In some cases, existing manufacturing techniques involve substantial manual labor. In addition, we may experience manufacturing delays and reduced manufacturing yields upon introducing new products to our manufacturing lines. To improve our gross margins, we may need to develop new, more cost-effective manufacturing processes and techniques, and if we fail to do so, our gross margins may be adversely affected.

Risks Associated with this Offering.

We are offering and selling the shares without an underwriter and without a commitment for their purchase or for other sources of financing.

         The shares are offered on a "self underwritten" basis. There is no underwriter and no firm commitment from anyone to purchase all or any of the shares. No assurance can be given that all or any of the shares will be sold. If we are not able to successfully sell the shares, we will be required to seek capital to expand operations from other sources. If we cannot raise needed capital through the sale of the shares or from other sources, we may be required to reduce or limit our business activity.

We have determined the offering price for the shares at our sole discretion.

         We have determined the offering price at our sole discretion. The price at which we expect to offer the shares exceeds their book value. Since an underwriter has not been retained to offer the securities, our establishment of the offering price of the shares was not been determined by negotiation with an underwriter as is customary in underwritten public offerings. The offering price does not bear any relationship to our assets, earnings, book value, or any other objective standard of value. Therefore, you may be unable to recoup your investment if the value of our securities does not materially increase.

Your investment in the shares will be illiquid and there is no assurance that you will receive a return on your investment.

         There is no market for our securities and none may develop in the foreseeable future. You should be prepared to bear the economic risk of your full investment for an indefinite period. In addition, you should be able to withstand a total loss of your investment.

You will experience immediate and substantial dilution of the book value of your investment.

         If you purchase shares, you will experience an immediate and substantial dilution in the adjusted net tangible book value per share after the offering is completed in the amount of $0.44 per share or approximately 88% of the offering price per share.

A significant portion of the proceeds of this offering will be used to repay debt, and we may use the proceeds of this offering in ways with which you may not agree.

Our management will have broad discretion with respect to the expenditure of the net proceeds of this offering, including discretion to use the proceeds in ways with which shareholders may disagree. Investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.

The shares will be offered on a best efforts basis, and we may not raise the full amount of the offering.

         We are offering the shares on a "best efforts, no minimum" basis. We may close the offering after raising an amount that is less than the total amount of the offering. We will have immediate access to the proceeds from our sale of the shares after closing. In addition, we will use these proceeds to repay debt, meet our ongoing sales, marketing, and product development costs. If you purchase shares, you will do so without any assurance that we will raise enough money to satisfy our planned use of proceeds as outlined in this prospectus in the section "Use of Proceeds."


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis or Plan of Operation," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

         In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential" or "continue" or the negative of those terms or other comparable terminology. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither any other person nor we assume responsibility for the accuracy and completeness of those statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                 USE OF PROCEEDS

         We estimate that the net proceeds from the sale of all of the shares we are offering (including shares issued for repayment of debt) will be approximately $2,580,000 after deducting commissions and estimated expenses related to the offering, including legal and accounting fees, filing fees, and printing expenses. The principal purposes of this offering are to obtain additional capital and to create a public market for our common stock, thereby enhancing our ability to access capital. In addition, we believe that as a public company, we will gain credibility and increase awareness of our brand name and product offerings. We intend to use the net proceeds from this offering for the repayment of indebtedness, expansion of sales and marketing activities and for working capital and other general corporate purposes. This represents our best estimate of the allocation of the net proceeds of this offering based on our planned use of funds for our operations and current objectives. We may reallocate funds from time to time if we believe a reallocation to be in our best interest for uses that may or may not have been anticipated at this time.


                                 DIVIDEND POLICY

         We have never paid cash dividends on our capital stock. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. The declaration and payment of dividends are subject to the discretion of our board of directors.


                                    DILUTION

         If you purchase shares in this offering, you will experience immediate and substantial dilution in your investment. "Dilution" is the reduction in the value of a purchaser's investment and represents the difference between the price paid for the shares and the "net tangible book value" per share of the common stock acquired in the offering, assuming the immediate conversion of the shares into common stock. Net tangible book value per share represents the book value of our tangible assets less the amount of our liabilities, divided by the number of shares of common stock outstanding.

         At December 31, 2000, there were 11,243,915 shares of common stock issued and outstanding. Without taking into account any changes in our net tangible book value after that date other than to give effect to the estimated net cash proceeds of $2,580,000 from the sale of the shares (after deducting commissions and estimated expenses of the offering that total approximately $120,000), and assuming, for purposes of this prospectus, a minimum offering price of $0.50 per share, our pro forma net tangible book value as of that date would have been $0.06 per share of common stock, representing an immediate dilution to new investors of $0.44 per share and an immediate increase of $0.19 per share to present shareholders. We will not receive any proceeds from the sale of shares by the selling shareholder. The following table illustrates the per share dilution.

Minimum offering price per share offered hereby                          $ 0.50
Net tangible book value per share, before the offering                   $(0.13)
Increase per share attributable to the sale of shares offered hereby     $ 0.06
Pro forma dilution per share to investors in the offering                $ 0.44

         The  following  table   summarizes  the  investments  of  all  existing
shareholders and new investors after giving effect to the sale of the shares offered hereby:

------------------------------ ------------------------------- ------------------------------ ---------------------
                                      Shares Purchased              Total Consideration          Average Price
------------------------------ ------------------------------- ------------------------------ ---------------------

                                   Number         Percent           Amount         Percent         Per Share
------------------------------ --------------- --------------- ------------------ ----------- ---------------------

Existing shareholders              11,243,915             65%  $         578,157         16%  $         0.05
New investors                       6,000,000             35%  $       3,000,000         84%  $         0.50
------------------------------ --------------- --------------- ------------------ ----------- ----------------
Totals                             17,243,915            100%  $       3,578,157        100%  $         0.21
                               ===============                 ==================             ================

                                 CAPITALIZATION

         We are authorized to issue 100,000,000 shares of Class A voting common stock with no par value and 100,000,000 shares of Class B nonvoting common stock with no par value. As of the date of this prospectus, we have issued 11,243,915 shares of Class A voting common stock. A total of 612,000 Class A shares are reserved for issuance upon the exercise of options granted under our stock option plan to employees, officers and directors.
We have not issued any Class B shares.

         The following table sets forth our total capitalization as of December 31, 2000:

     o    On an actual basis.

     o On a pro forma as adjusted basis to give effect to the receipt of the estimated net proceeds of $2,580,000 from the sale of the shares of common stock.

         The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of January 31, 2001 and does not include the following:

     o 196,000 Class A shares issuable upon exercise of options granted under our stock option plan to our employees at an exercise price of $0.50 per share.

     o 416,000 Class A shares issuable upon exercise of options granted under the plan to our officers and directors at an exercise price of $0.55 per share.

     o 6,388,000 Class A shares reserved for issuance pursuant to future grants under our stock option plan.

         The information below is qualified in its entirety by, and should be read in conjunction with, our Management's Discussion and Analysis or Plan of Operation and the financial statements appearing at the end of this prospectus.

                                                                                         December 31, 2000
                                                                                                       Pro Forma
                                                                                                       Adjusted
                                                                                   Actual             (Unaudited)

          Short term debt                                                           $ 1,237,339                 -
          Long term debt                                                            $ 1,428,324         $1,063,958
          Stockholders' equity:
          Class  A  voting  common  stock,  no  par  value,  100,000,000  shares authorized, 11,209,534 issued and outstanding, actual; 17,243,915
          shares outstanding, pro forma as adjusted.                                         -                   -
          Additional paid in capital                                                         -                   -
          Accumulated deficit                                                      ($2,063,817)        ($2,063,817)
          Total stockholder's equity (deficit)                                     ($1,494,330)         $1,085,670


                         DETERMINATION OF OFFERING PRICE

         There is no established market for our common stock. Our management has arbitrarily determined the offering price of the shares. The offering price bears no relationship to our assets, book value, net worth, or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities. In determining the offering price, we considered factors such as the prospects for our products, our management's previous experience, our historical and anticipated results of operations and our present financial resources. The prices at which we may sell the shares offered hereby or the prices at which we may use the shares for repayment of debt may fluctuate based, in part, on market conditions. The selling shareholder has advised us that she may sell from time to time at prices and on terms as she may direct or as may from time to time be available in the over-the-counter market or in privately negotiated transactions.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         You should read the following description of our financial condition and results of operations in conjunction with the audited financial statements and the notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause a discrepancy include, but are not limited to, those discussed in "Risk Factors," "Business," and elsewhere in this prospectus.

Outlook

         Our cash requirements through the end of 2001 will vary based upon a number of factors including, but not limited to, continuing research and development levels, increased market development activities, facilities enhancement, additional personnel, travel, and other expenses related to projected growth. With respect to the year 2001, we expect that additional cash funding will be needed.

         Product research and development is an ongoing process. Existing products are continuously being refined and new technology developed to solve unmet market needs. We do not anticipate any material capital expenditures in the next 12 months. Our existing facilities and equipment are projected to be sufficient to meet most of our growth needs during that period.

         We benefit from an experienced executive management team and board of directors. We have assembled an in-house team of respected, results-oriented marketing, sales, product development, and operations professionals, and we emphasize product innovation in pursuing our business strategy.

Results of Operations

Year ended December 31, 2000, compared to the year ended December 31, 1999

         During the year ended December 31, 2000, we recorded revenues of $4,708,174, reflecting an increase of $617,628, or 15%, compared to the same period in the previous year. Revenues in both years were derived primarily from the sale of products.

         Selling, general, and administrative expenses were $2,102,366 and $1,648,886 for the years ended December 31, 2000 and 1999, respectively, representing an increase of $453,480, or approximately 28%, from 1999 to 2000. The increase over the prior year is due to growth and development related expenses in marketing, sales and travel of $31,249; the expansion of operations reflecting increases in payroll expenses of $115,999 due to the addition of an enhanced sales force and administrative support personnel; increases in shipping expense of $138,062;increase in tradeshow expenses of $30,012; and professional fees of $29,015.

         Interest expense was $735,399 and $537,471 for the years ended December 31, 2000 and 1999, respectively. This represents an increase of $197,928 and is due primarily to increased borrowings in 2000.

Liquidity and Capital Resources

         We had cash of $4,376 as of December 31, 2000, representing a decrease of $174,867 from December 31, 1999. Working capital as of December 31, 2000, decreased to $688,881 compared to working capital of $485,363 at December 31, 1999. This decrease in working capital is due primarily to the maturity of certain debt obligations during the period. We have since refinanced or renegotiated and extended these obligations totaling $319,675. We had an accumulated stockholders' deficit of $1,494,330 at December 31, 2000, which is a decrease of $90,797 from December 31, 1999. This deficit includes $2,063,817 attributed to accumulated losses since inception.

         Historically, we have financed our operations principally through loans, private placements of equity and debt securities, and product sales. We used net cash of $758,947 in operating activities during the year ended December 31, 2000. In the short term, we will be dependent on a few large customers for the bulk of our revenue.

         We currently have significant debt at high interest rates. We intend to use a substantial portion of the proceeds from the sale of the shares to retire this debt or to issue shares under this prospectus to certain creditors in lieu of cash repayment. If we do not sell all of the shares offered under this prospectus, we will need to locate other sources of funds. There can be no assurance that we will be able to secure this funding or that the terms of that financing will be favorable to us. Furthermore, the issuance of equity or debt securities which are or may become convertible into our equity securities may result in substantial dilution to the holders of our stock.

         During the year ended December 31, 2000, we issued 436,115 Class A shares at an average price of $0.45 per share to repay or refinance debt.

                                    BUSINESS

         We were incorporated in 1998 under the name Open Sea Corporation. We acquired the business formerly operated since 1996 by Open Sea Trading Company, LLC ("Open Sea LLC") in 1999. We changed our name to NEBO Products, Inc., in 2000. Since December 2000, we have maintained our principal offices at 12382 Gateway Parkplace #300, Draper, Utah 84020. The telephone number is (801) 495-2150.

Business Overview

         We are a leading supplier of hand tools and weekend camping gear to U.S. retailers. Our products are manufactured in Taiwan, the PRC, and India and are imported by us to the United States for sale under our registered trademark NEBO(R) or by under retailers' own private labels. We have established business relationships and a working history with 15 Far East manufacturers, three shipping companies, and more than 5,000 customers nationwide, including Home Depot, Menard's, and Sears.

         We believe that we are successful and enjoy inventory turn rates that are significantly shorter than the industry average because of the superior merchandising and innovative features of our tools and camping gear. In a survey conducted in May 2000 by Home Improvement Executive magazine, more home center chains cited NEBO as the number one brand driving their multi-bit screwdriver business. We have sold more than one million of our most popular hardware tool, the 13-in-1 multi-bit ratchet screwdriver. Beginning in October 2000, we started private-labeling NEBO safety glasses with the Craftsman(R) brand and promoting those glasses in all 856 Sears stores. During December 2000, our sleeping bag show was one of the highest-producing roadshows nationwide at Sam's Club stores.

History and Milestones

         In 1997, our predecessor started importing products into the United States under the NEBO brand. The following are significant milestones in the development of our business:

     o    September 1997 -- Shipped first products to retail customers.

     o December 1997 -- Retained 1,000th U.S. customer through our telesales and marketing programs.

     o August 1998 -- The NEBO 13-in-1 won the "Best of Show" award at the National Hardware Show in Chicago.

     o October 1998 -- Rolled out the sale of the NEBO 13-in-1 to Home Depot to realize first profitable month.

     o November 1998 -- NEBO safety glasses first introduced to 200 Sears stores.

     o April 1999 -- Completed the Home Depot rollout of the "13-in-1" nationwide to establish a national presence

     o    July 1999 -- Acquired business of Open Sea LLC

     o August 1999 -- Completed seed round private placement of $300,000 to finance growth.

     o    December 1999 -- Completed year with more than $4 million in sales.

     o    January 2000 -- Sold one-millionth 13-in-1 multi-bit screwdriver.

     o May 2000 -- Named number one brand in nationwide market survey for multi-bit screwdrivers by the Home Improvement Executive magazine.

     o    May 2000 -- Awarded U.S. design patent for our safety glasses.

     o May 2000 -- Began selling sporting goods to Sam's Club, eventually becoming one of Sam's Club's highest volume "road shows."

     o    June 2000 -- First sale to Menard's, Inc.

     o August 2000 -- Set record for world's largest sleeping bag (500 feet wide, holding 277 people simultaneously) at the semi-annual Outdoor Retailer's National Convention. Donated proceeds of event to charity.

     o September 2000 -- Began private-label arrangement with Sears to place popular Craftsman label on NEBO safety glasses.

     o    October 2000 -- Changed name to NEBO Products, Inc.

     o October 2000 -- Signed lease for new 17,000 square foot warehouse and office space.

     o    December 2000 -- Completed year with $4.7 million in sales.

Products

         We believe that our primary strength has been our ability to design or capitalize on innovations to common tools and camping gear to make them more attractive, more practical, or more useful by adding attractive and practical design features or dress. This process includes considering customer feedback and conducting extended hands-on trials and tests. Our design and marketing teams identify enhancements that they believe will dramatically increase the usability and functionality of a product. Foreign manufacturing sources are used so that the price of our products remains competitive in our key markets.

         Our top-selling hardware products include the following:

     o NEBO 13-in-1 screwdriver. This is a handheld multi-bit ratcheting screwdriver with 12 bits and an extension held in a cartridge that is stored in the handle. The NEBO 13-in-1 comes in three colors and continues to be one of our fastest selling products. This product won a "Best of Show" award at the 1998 National Hardware Show.

     o Speed Reader and Speed Reader PRO Tape Measures. These are rubber-grip, impact resistant tape measures. They have fractional markings to 1/8" and stud and truss markings indicated on the tape. Every 1/8" is printed with the actual fractions, making use of the tape quick and easy. The Speed Reader PRO is an upgraded version of the Speed Reader and is designed for the professional market.

     o NEBO Quick Change. This ergonomic utility knife features an easy-open handle that doesn't require tools to replace the blade. The handle stores up to 44 blades and the knife features a safe "over-under" design with four different adjustable blade-cutting positions and two design options: one comes with a holster and the other with a rubber handle.

     o NEBO Mini Hacksaw. The Mini Hacksaw is a small, lightweight general use hacksaw. It has a 6-position adjustable blade and can be used to cut a variety of materials.

     o NEBO-X Safety Glasses. This is a line of style-oriented protective eyewear with interchangeable lenses. The lenses are produced in different shades and styles to be marketed to a variety of user types. They have adjustable frames and can come with accessories such as a neck strap and carrying bag. We were granted U.S. design patent Des. 425,926 on May 30, 2000, for protective eyewear for this product and these glasses meet government requirements for safety. We currently sell these glasses under our own brand name and we also label them under the Craftsman(R) name for Sears.

     o The Sportsman is a multi-purpose hand tool that combines a ratchet action screwdriver with 5 bits and a three-blade knife in a colorful ergonomic handle. Both the outdoor and hardware departments market this product.

         Our top-selling outdoor products include the following:

     o The Bear, Moose, and Caribou sleeping bags. These sleeping bags are rectangular in shape, but all come with a "mummy" style hood. This unusual design experienced immediate sales success and garnered industry attention. Consequently, other sleeping bag companies have incorporated this design combination. These sleeping bag lines are intended to fulfill the mid-range camping market and have recently been sold in Sam's Club. They are produced in various temperature ratings, colors, and fabrics.

     o The Wasatch, Uinta, and Teton sleeping bags. These lines are designed in the classic "mummy" style. Our target market for these products is the mid-range backpacking and sporting consumer. The Uinta incorporates an upgraded DuPont(R) brand fill, and the Teton utilizes an unusual curved zipper designed to facilitate zipping from inside the sleeping bag. Some styles of these bags have been sold by Sam's Club and in various sporting and specialty stores throughout the United States. They are manufactured in an assortment of colors, temperature ratings, and fabrics.

     o The Mammoth. The Mammoth is an extra large (100" x 60") sleeping bag, originally designed to be an oversized single bag but adaptable to be a double. It has incorporated the same components as a single bag, such as a mummy hood, zipper and shoulder baffles, and it adds other features such as a second zipper - one for each side.

     o Camping Tents. We have recently developed two tents, the Arch VII and the Arch IX. They are designed with modular rain flies that can be changed according to the user's needs. They are nicknamed "8-in-1" tents because of the capability of being pitched eight different ways. The Arch IX which has 9'x9' living space and a full rain fly that extends lengthwise a total of 18 feet. If the user desires, a 5-foot vestibule section of the rain fly can be removed to save space and reduce carrying weight. The rain fly can even be pitched on its own, separately from the tent.

     o Camping Cots and Chairs. We produce camp chairs and cots in various sizes and styles. The most notable are an oversized cot measuring 84"x40"x22" and an oversized camp chair that measures 22"x24"x38". The large size of these items is not typically seen in the industry and is an important feature we use to differentiate our products

Customers

     There are three general types of customers for our hardware and camping products. These include:


     o Small and medium size retailers. Smaller stores used to rule the hardware and sporting goods industries, and there are still more than 30,000 of these stores nationwide, according to The National Hardware Retailers Association and the Small Business Administration. In some instances, these store owners and managers have banded together to form buying co-operatives. According to the National Hardware Retailers Association, hardware wholesale cooperatives started by Tru*Serv Corporation and Ace Hardware Corporation together buy more than $7 billion a year in products, with distribution to more than 15,000 retailers. Small retailers rely on careful product selection, personal service, and liberal return policies to compete with the national chains. We sell directly to over 4,000 smaller retailers with a telesales force of six employees.

     o National chains. Home Depot, Menard's, Sam's Club, Wal-Mart, Sears, and others represent the new breed of retail outlet, accounting for more than $100 billion a year in consumer hardware and sporting goods sales. These national chains generally have long approval cycles when acquiring new products. Only products that sell quickly get reordered. Those that remain on the shelves too long or that experience high return rates are dropped. National chains rely on enormous selection and branding to compete. We use approximately 40 manufacturers' representatives and nine company representatives to sell and service the inventory in national chain stores.

     o Private-label Partners. Makers of well-known brands, such as Craftsman(R), Coleman(R), and NordicTrack(R) often select products from other manufacturers and private-label them as their own. Only products that are a direct fit in quality, price, and packaging are considered for private label, and manufacturing relationships and company stability are also determining factors. We use the same manufacturers' representatives as these larger companies to establish partnerships with brand-name product companies. In the future, we expect to expand our private labeling business to take advantage of the closer relationships with the retailer and longer exposure and life for our product that frequently result from these arrangements.

         We service these three different customer groups for several reasons. It minimizes the risk that a single large customer will dominate the revenue forecast at any one time. Selling to a cross-section of the market also allows us to achieve greater brand recognition and allows us to capitalize more widely on our high-loyalty features. During 1999, Home Depot was our leading customer. Sales to this customer totaled approximately $2,506,000 (or approximately 61% of net sales). In 2000, sales to this customer totaled $1,197,108 (approximately 25% of net sales). Also in 2000 sales to Sam's Club totaled $967,391 or approximately 21% of net sales. While the loss of either of these customers could materially and adversely affect our business, results of operations and financial condition, we do not expect that the Sam's Club relationship will continue in the future. We do not believe this will adversely affect our earnings because the cost of sales for Sam's Club products resulted in very little, if any, profit margin on the revenues provided by that relationship.

Market Opportunity

         We have identified several trends that affect our primary markets. These include the following:

     o Consolidation of smaller stores and emergence of national chains and large wholesale buying groups. According to The National Sporting Goods Association, specialty sporting goods stores were expected to capture 33% of the dollar volume in 2000, while large retailers, mostly chain stores, were expected to account for 67% of the market. Similar trends can be seen in hardware with the emergence of Home Depot as one of the nation's largest retailers. Home center chains were expected to capture $83 billion in volume and more than 51% of the market in 2000. According to the U.S. Department of Commerce's Retail Hardware Industry Profile, the number of retail outlets has decreased over the last ten years from 49,200 to 42,800, while the total volume of sales has more than tripled.

     o Continued steady demand in home remodeling and construction industries. Total nationwide sales were projected by The Joint Center for Housing Studies at Harvard University to be $165 billion in 2000, and total spending on home remodeling increased by about 9% last year. In the first half of 1999, Do-It-Yourself Retailing magazine estimated that there were 10,170,000 new housing starts and 5,515,000 million new home sales. Do-It-Yourself Retailing further estimated that total industry sales for the home remodeling and construction industries are expected to increase at an annual rate of 4.6% over the next five years. In addition, hardware stores, home centers, and lumber outlets report that hardware tools of the type we provide are their highest or second-highest productivity items, with a better gross margin return on inventory than power tools, plumbing, paint and home decor, lawn and garden, and lumber.

     o Increased participation in outdoor activities and greater emphasis on healthy lifestyle. The National Sporting Goods Association's study entitled Sports Participation in 1999 estimated that between 1983 and 1995 the proportion of people participating in at least one outdoor activity grew 5.5% from 89% to 94.5%. In the United States, 8 million more people went camping in 1999 than in 1995 and 5 million more went backpacking. In 2000, the outdoor and sporting goods industries were expected to gross $105 billion in revenues, with an annual expected increase of 6.2% through 2003.

         We plan to capitalize on these industry trends as follows:

     o Increasing the number of programs available in our product line. By expanding our product programs, we increase the likelihood of selling directly to the larger chain stores and co-op warehouses. This strategy involves an investment of capital into inventory; however, we believe that our volume of sales to larger customers will greatly increase.

     o Designing consistent, highly recognizable packaging of both outdoor gear and tools. We plan to continue providing attractive, consistent color themes and bold name branding on all of our packaging. By brand building, we help our customers merchandise our products to the end-user, thus increasing sales and customer loyalty. A consumer shopping study by the Russell R. Mueller Retail Hardware Research Foundation in Indianapolis indicates that a well-merchandised store promotes impulse purchases, with impulse shoppers spending as much as 70% more. Our products are targeted to this impulse buying phenomenon.

     o Increasing sales efforts to chain stores and wholesale buying groups. We intend to capitalize on the emergence of chain stores and the market consolidation by designing custom programs that work within the chain's existing line of products and clientele, and by specifically targeting those stores for our sales and marketing efforts. Depending on the specific store, we will propose these programs directly to the customer or approach the chain through our manufacturer's representatives.

Manufacturing

         Substantially all of our hardware and outdoor products are manufactured in Asia. Over the last three years, we have carefully selected the most suitable manufacturers and have obtained product-specific exclusive arrangements from 15 different manufacturers. Under these arrangements, our manufacturers may not manufacture competing or similar products for others.

         Unlike many import companies, our approach to manufacturer relationships is very hands-on. Our executives travel to the Far East several times a year, spending valuable one-on-one time gathering ideas from manufacturers and inventors and communicating our strict quality and feature requirements. We also work with manufacturers' representatives in some instances to help ensure efficient but open communication. We have sufficiently strong relationships with some of these manufacturers that more than half of them provide us with favorable credit terms. Most products are manufactured on a 30- to 45-day cycle.

         We understand that working in the international arena involves risks caused by geographical, political and cultural differences. We have made efforts to minimize our vulnerability to these risks. These efforts include:

     o Increasing the countries where manufacturing is performed. We currently have manufacturing arrangements in Taiwan, China and India. Future locations may include Korea, Thailand, Sri Lanka, Vietnam, and Mexico. Moving into these other countries will allow us to more easily and quickly shift a manufacturing order to a different country should a geopolitical or other problem arise.

     o Increasing the number of factories within countries. We have the ability to "overlap" the making of each product. In other words, a different foreign manufacturing company can make the same or similar products at comparable pricing. We meet regularly with many foreign factory representatives, which we believe increases the likelihood of maintaining acceptable product quality and pricing. For initial orders, we obtain quotes from multiple suppliers and then accept the best offer, considering price, quality, speed, terms, and perceived value-added services. For example, our main sleeping bag supplier operates two factories in separate locations in the PRC and will soon be constructing a third, which should reduce the risk of a natural disaster possibly interrupting product supply.

     o Maintaining ongoing and consistent communication with suppliers. We communicate daily with most suppliers either by telephone, fax, or e-mail. Face-to-face meetings are scheduled whenever possible and happen approximately twice per year with each factory. We work closely with three freight-forwarding companies that have local offices in Utah and in major cities in Asia.

     o Quality assurance. We only accept orders that meet the quality standards requested from a supplier. Our product development personnel sample several items from each shipment to perform in-house product testing. Sub-standard or defective goods are returned or reported to the supplier for credit.

Shipping, Warehousing, and Distribution

         Products are shipped on a 25-day cycle via common carrier to various port cities and from there directly to our warehouse in Draper, Utah. Our employees receive the product inventory, inspect it for quality, and log it into the warehouse storage system. Customer's orders generally are shipped within 24 hours of receipt, which helps maintain our reputation for high availability. We order product every 15-30 days in order to manage carefully cash flow while staying ahead of the average customer order cycle, which generally is every 45-60 days. We are proud of our 99% in-stock record for national chains and over 90% in-stock for smaller retailers, rates which are unprecedented in the industry and which we believe greatly enhance customer loyalty.

Accounts Receivable Management

         Our customers are billed on Net 30 terms, and most accounts receivable are collected within 60 days. We maintain a credit line with Wells Fargo Bank that is collateralized by our inventory and accounts receivable.

Product Liability

         We believe that we retain sufficient product liability insurance to protect against potential claims that can occur in hardware and sporting goods manufacturing. We seek to ensure rigorous quality testing in both manufacturing and product design and we have placed appropriate warning and usage labels on each of our products. To date we have not had any product liability claims. Several products we sell are certified by the American National Standard
Institute (ANSI). ASNI is an organization that formally conveys levels of quality and safety by product category. Our suppliers have represented to us that their products meet these requirements.

Patents, Licenses, and Proprietary Technology

         We rely upon a combination of patents, copyright protection, trade secrets, know-how, continuing technological innovation, and licensing opportunities to develop and maintain our competitive position. Our future prospects depend in part on our ability to obtain patent protection for our products and formulations. We need to preserve our copyrights, trademarks and trade secrets. We also need to operate without infringing the proprietary rights of third parties. On May 30, 2000, the U.S. Patent and Trademark Office granted us patent # Des. 425,926 for our protective eyewear.

         We have one registered mark, the word and logo NEBO. In addition, we use a number of unregistered marks for which we claim or believe we may be entitled to common law trademark or trade name and service mark protection. These include many of our product names and other marks identified in this prospectus by the symbol (TM).

         Patents issued to us or to our strategic partners may not provide a basis for commercially viable products or may not provide any competitive advantages. These patents could be challenged by third parties. The patents of others could limit our ability to use certain processes or technologies. Any of these situations could have a material adverse effect on our ability to do business. Furthermore, patent law relating to the scope of claims is still evolving in the technology fields in which we operate. As a result, the degree of future protection for our proprietary rights is uncertain. We cannot prevent others from independently developing similar or alternative technologies, duplicating any of our technologies, or, if patents are issued to us, designing around our patented technologies. We could incur substantial costs in litigation if we are required to defend ourselves in patent suits brought by third parties or if we initiate patent suits.

         Others may have filed and in the future are likely to file patent applications that are similar or identical to those we rely upon by license or otherwise. To determine the priority of inventions, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office. These proceedings could result in substantial cost to us. We cannot ensure that any third-party patent application will not have priority over ours. Additionally, the laws of certain foreign countries may not protect our patent and other intellectual property rights to the same extent as the laws of the United States.

         Our future prospects also depend in part on our neither infringing patents or proprietary rights of third parties nor breaching any licenses that may relate to our technologies and products. We cannot guarantee that we will not infringe the patents, licenses or other proprietary rights of third parties. We could in the future receive notices claiming infringement from third parties as well as invitations to take licenses under third party patents. Any legal action against our strategic partners or us that claim damages and seek to enjoin commercial activities relating to the affected products and processes could subject us to potential liability for damages. These legal actions could also require our strategic partners or us to obtain a license in order to continue to manufacture or market the affected products and processes. We cannot ensure that our strategic partners or we would prevail in any of these actions. We cannot ensure that any license, including licenses proposed by third parties, required under a patent would be available on terms that are commercially acceptable, if at all. We have not conducted an exhaustive patent search and we cannot ensure that patents do not exist or could not be filed that would have a material adverse effect on our ability to develop and market our products. If we become involved in patent litigation, it could consume a substantial portion of our managerial and financial resources, which could have a material adverse effect on our business, financial condition, results of operations, and relationships with corporate partners.

         The enactment of legislation implementing the General Agreement on Trade and Tariffs, effective June 8, 1995, has changed certain United States patent laws. Most notably, the term of patent protection for patent applications filed on or after that date is no longer a period of seventeen years from the date of grant. The new term of United States patents begins on the date of issuance and terminates 20 years after the effective date of filing. This change in the law could substantially shorten the term of our patent protection, which may adversely affect our patent position.

         We attempt to control the disclosure and use of our proprietary technology, know-how and trade secrets under agreements with the parties involved. However, we cannot ensure that others will honor all confidentiality agreements. We cannot prevent others from independently developing similar or superior technology, nor can we prevent disputes that could arise concerning the ownership of intellectual property.

Properties

         Our corporate headquarters are located in approximately 17,000 square feet at 12382 Gateway Parkplace #300, Draper, Utah. The space includes office and adjacent warehouse and showroom space in a newly constructed industrial park. Lease payments total approximately $9,500 per month. The lease expires on October 30, 2005.

Employees

         As of December 31, 2000, we had 17 full-time and two part time employees in management, sales, operations, administrative, and technical positions. Of these full-time employees, five are in management, five in sales and marketing, two in marketing and product development, and five in operations, administration, and support. We also have one part-time employee. We consider relations with our employees to be very good. None of our employees are covered by a collective bargaining agreement. We have not experienced any business interruption as a result of any labor disputes. We anticipate that our business growth will require an increase in headcount in sales and shipping to meet demand for our product sales.

Legal Proceedings

         We are not involved in or a party to any material legal proceedings.

                                   MANAGEMENT

         The following table sets forth information about our board of directors and management team as of February 28, 2001:

         Name, Age                      Office

         Scott Holmes, 34               Director, President, CEO
         Darin Malchus, 39              Director, Vice President
                                            Marketing & Product Development
         Jason Lee, 29                  Director and Chief Financial Officer
         W. Michael Jarema, 51          Vice President Hardware
         Andrew Peterson, 28            Vice President Sporting Goods

     Mr. Scott Holmes has been with us since August 1997 and became our CEO in December 1998. From November 1995 to August 1997, he was a sales manager with United Staffing Alliance, a professional employer organization. Prior to that he co-owned Liberty Loan, a retail lending company. From January 1993 until December 1994, Mr. Holmes worked for Ostler International d.b.a. Interstate Auto Supply where he gained extensive international trade and business experience.

     Mr. Darin Malchus joined us in January 1998. He became a director in February 2001. He holds a BS degree in Business Administration, Accounting, from California State University, Chico, with a minor in Mathematics. Beginning in June 1989, he was employed by KPMG Peat Marwick as a financial auditor in Los Angeles, California. He is a Certified Public Accountant (California). From September 1993 to April 1995 Mr. Malchus was the Financial Manager of Barton Memorial Hospital and Carson Valley Medical Center, located in South Lake Tahoe, California, and Gardnerville, Nevada, respectively. He then joined NVMS, a medical group consisting of plastic and oral surgeons, serving as Controller and Group Administrator.

     Mr. Jason Lee joined us in January 2000. He became Chief Financial Officer and a director in February 2001. Mr. Lee holds a BS degree in Business Administration, Accounting, from California State University, Sacramento. In July 1997, he worked for Chevron as an internal auditor in Concord, California. From 1992 to -1997, he worked as a senior collection specialist for the Bank of America, and prior to that he owned his own bookkeeping service. Mr. Lee has passed the CPA exam in California and has licensure pending processing. He is a member of the Institute of Internal Auditors and AICPA.

     Mr. Michael Jarema joined us in August 1997. Prior to joining us, Mr. Jarema enjoyed an extensive career abroad, working as general manager of Wilson Addison International Advertising Agency for 10 years. He also owned and operated a manufacturing company and an export company and detailed for a pharmaceutical wholesale company while living in Fiji. Michael served with the United Nations Development Program on a curriculum development project, worked and published with the Fiji Times, now a Rupert Murdock company, and taught high school in several countries as a member of the Peace Corps. Mr. Jarema has served in a number of directorships in a paid and volunteer capacity including the YMCA, where he was Chairman for six years, the Red Cross, Junior
Achievement, The Tourism Council of the South Pacific, and several other organizations. He holds a BA degree in Liberal Arts from Central Michigan University.

     Mr. Andrew Peterson joined us in February 1998, serving first as Director of Information and Technology. Since February 1999, he has been our Vice President of Sporting Goods. He graduated from Brigham Young University in 1996 with Bachelors degrees in Structural Engineering and Environmental Engineering. From April 1994 to April 1995, he worked in structural construction with N.L. Bundy Construction. From April 1995 to January 1997, Mr. Peterson was a Network Engineer and Consultant for Alpha Networks & Cabling LLC. From January 1997 to February 1998, he was an Environmental Engineer with Envirocare of Utah, Inc., now known as Broken Arrow, Inc.

Board of Directors Committees and Other Information

     All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the board of directors. The board currently administers our stock option plan.

Director Compensation

         Members of the board of directors who are also executive officers do not receive cash compensation for service as a director. We do reimburse their expenses incurred in connection with attendance or participation at board meetings.

Executive Compensation

         None of our executive officers is paid more than $100,000 annually. We do not have any written employment agreements with any of our employees.

Stock Option Plan

         In February 2001, our board of directors adopted our Stock Option Plan. The Plan authorizes the granting of awards of up to 7,000,000 shares of voting common stock to our key employees, officers, directors, consultants, advisors and sales representatives. Awards consist of stock options (both non-qualified options and options intended to qualify as "incentive" stock options under
Section 422 of the Internal Revenue Code of 1986, as amended), restricted stock awards, deferred stock awards, stock appreciation rights, and other stock-based awards, as described in the Plan.

         The Plan is administered by the board of directors, which determines the persons to whom awards will be granted, the number of awards to be granted, and the specific terms of each grant, including the vesting thereof, subject to the provisions of the Plan. The exercise price of qualified options may not be less than 100% of the fair market value of the common stock on the date of grant (or 110% of the fair market value in the case of a grantee holding more than 10% of our outstanding stock). The aggregate fair market value of shares for which qualified stock options are exercisable for the first time by that employee during any calendar year may not exceed $100,000. Non-qualified stock options granted under the Plan may be granted at a price determined by the board of directors, not to be less than the fair market value of the common stock on the date of grant.

         The Plan also contains certain change in control provisions, which could cause options and other awards to become immediately exercisable and restrictions and deferral limitations applicable to other awards to lapse in the event any "person," as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, including a "group" as defined in Section 13(d), but excluding certain of our shareholders, becomes the beneficial owner of more than 30% of our outstanding shares of common stock.

         During the quarter ending March 31, 2001, we have granted options to purchase a total of 612,000 shares under the Plan to 19 option holders. Of these awards, options to purchase 196,000 shares carry an exercise price of $0.50 per share and options to purchase 416,000 shares carry an exercise price of $0.55 per share. These options vest over periods ranging from six months to four years from the date of grant.

                              CERTAIN TRANSACTIONS


1999

         During the year ended December 31, 1999, we loaned a former director and executive officer, KC Holmes, a total of $347,564 at 18% interest per annum. This loan was repaid during December 1999 by the transfer of shares of The Murdock Group Holding Corporation stock valued at $1.00 per share. At the end of the year, these shares were subject to permanent impairment and written down in value from $1.00 to $0.05 per share.

         Also during the year ended December 31, 1999, we loaned The Murdock Group, a total of $579,868 at interest rates ranging between 10% and 18% per annum. The shareholder repaid these loans in December 1999 by issuing us shares of its common stock at a value of $1.00 per share. At the end of the year, these shares were subject to permanent impairment and written down in value from $1.00 to $0.05 per share.

         During the year ended December 31, 1999, we borrowed the sum of $105,128 from Scott Holmes, an officer and director. This loan is payable in 2003 and bears interest at an annual rate of approximately 18%.

2000

         During the year ended December 31, 2000, we loaned The Murdock Group $278,853. Cash payments totaling $205,853 were made prior to year-end. The Murdock Group also issued 9,950,000 shares of its common stock, at a price of $0.10 per share, to repay the balance of the amount owing under this loan arrangement and in exchange for (1) the assignment of certain accounts receivable totaling approximately $18,800, (2) interest paid in behalf of The Murdock Group totaling $15,479, and (3) reimbursement of amounts lost as a result of the devaluation of securities issued by The Murdock Group in settlement of loans made in 1999 and repaid by the issuance of The Murdock Group common stock.

         We borrowed $710,356 from Scott Holmes, an officer and director, in 2000. Cash repayment totaling $704,881 was made prior to the year-end. The balance owing Mr. Holmes at December 31, 2000 on this and other amounts loaned by him during 1999 is $110,603.

         Also in 2000, we purchased real property appraised at $82,000 for 147,500 shares of voting common stock from an entity owned by Scott Holmes, an officer and director, and Mr. Holmes' brother-in-law. The real property was recorded at historical cost basis of $20,000.

         During 2000, we borrowed $80,000 from Suzanne Heaton, the wife of a former director, Lance Heaton. This loan bears interest at an annual rate of 24%. During 2000, we repaid $10,000 principal on this loan.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information known to us as of January 31, 2001 with respect to ownership of our voting common stock by (1) each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our voting common stock on a converted basis; (2) each director and executive officer; and (3) all directors and executive officers as a group. Unless otherwise noted, the address of each beneficial owner listed below is c/o NEBO Products, Inc., 12382 Gateway Parkplace #300, Draper, Utah 84020.

                                                                                                 Pro Forma
                                                                   Percentage of Shares         Percentage of Shares
Name of Shareholder                    Number of Shares (1)     Owned Prior to Offering        Owned After Offering(2)
-------------------                    --------------------     -----------------------        -----------------------

5% or more Shareholders:

Aspen Capital Group
8989 S. Schofield Cir.
Sandy, Utah 84093                       2,000,000                  17.8%                            11.6%

Scott Holmes                            1,919,800                  17.1%                            11.1%

Lance Heaton (3)                          908,334                   8.1%                             5.3%
1319 S. Via Costa Way
Kaysville, Utah 84037

Jon Shute (4)                             905,000                   8.0%                             5.2%
1843 East Valley View Lane
Eagle Mountain, Utah 84043

Randy Burnham                             737,400                   6.6%                             4.3%
1265 East 100 South
Spanish Fork, Utah 8660

Officers and Directors

Scott Holmes                            1,919,800                  17.1%                            11.1%

W. Michael Jarema                          50,000                   *                                *

Jason Lee                                      -                    -                                -

Darin Malchus                              40,000                   *                                *

Andrew Peterson                             9,000                   *                                *

All directors and officers as a group
(5 Persons) (5)                         2,018,800                  18.0%                            11.7%



* Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants, or other convertible instruments held by that person that are exercisable or convertible within 60 days of the date of this prospectus, are deemed outstanding. Those shares, however, are not deemed outstanding for purposes of computing the ownership of any other person.
(2) Assumes the sale of all of the shares offered hereby. If all of the shares were sold, the investors in this offering collectively would own approximately 26.3% of our outstanding voting common stock.
(3)  Includes 128,334 shares held by Mr. Heaton's wife.
(4) Includes 500,000 shares held by a limited liability company controlled by Mr. Shute.
(5) Based on a total of 11,243,915 shares issued and outstanding before the offering and 17,243,915 shares outstanding after the offering.

                               SELLING SHAREHOLDER

         The following table sets forth the name of the selling shareholder, the aggregate number of shares of voting common stock beneficially owned by her as of the date of this prospectus, and the aggregate number of shares of voting common stock that she may offer and sell under this prospectus. Because the selling shareholder may offer all or a portion of the shares offered by this prospectus at any time and from time to time after the date hereof, no estimate can be made of the number of shares that the selling shareholder may retain upon completion of this offering. However, assuming all 13,333 shares offered by this prospectus are sold by the selling shareholder, then unless otherwise noted, after completion of this offering, the selling shareholder will not own more than one percent of the outstanding shares of our voting common stock.

         This prospectus covers the resale by the selling shareholder of these shares. We cannot estimate the amount of shares that will be held by the selling shareholder upon consummation of any sales. In addition, the selling shareholder may have sold, transferred or otherwise disposed of all or a portion of her shares since the date on which the information regarding her common stock was provided in transactions exempt from the registration requirements of the Securities Act of 1933.

         Under the securities laws of certain states, the shares may be sold only through registered or licensed broker-dealers or pursuant to available exemptions from those requirements. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale or an exemption from that requirement is available and is complied with.

         We will pay certain expenses in connection with this offering, estimated to be approximately $120,000 but we will not pay for any underwriting commissions and discounts, if any, or counsel fees or other expenses of the selling shareholder. We have agreed to indemnify the selling shareholder, her agents and representatives, and any underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933. The selling shareholder has also agreed to indemnify us, our directors, officers, agents, and representatives against certain liabilities, including certain liabilities under the Securities Act of 1933.

                                        Number Of Shares           Number Of
                                        Beneficially               Shares
                                        Owned Prior To             Offered
         Name                           Offering                   Hereby

Vicki M. Fullmer                        13,333                     13,333
6624 S. Morro Street
Salt Lake City, Utah 84121

                            DESCRIPTION OF SECURITIES

         We are authorized to issue 100,000,000 shares of Class A voting common stock, no par value and 100,000,000 shares of Class B nonvoting common stock. As of the date of this prospectus there were issued and outstanding 11,243,915 Class A shares and no Class B shares.

Common Stock

         Holders of the Class A voting common stock are entitled to one vote per share on each matter submitted to a vote of shareholders. There are no cumulative voting rights. Therefore, holders of a majority of the outstanding shares of voting common stock are able to elect the entire board of directors. The board of directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued shares of common stock (whether voting or non-voting), which would reduce the percentage ownership by the present shareholders and which might dilute the book value of outstanding shares.

         Under Utah law, the holders of a class or series of stock (whether it is voting or non-voting) are entitled to vote as a separate class or series with respect to any amendment to the articles of incorporation that would increase or decrease the aggregate number of authorized shares of the class or series, increase or decrease the par value of the shares of the class or series, or alter or change the powers, preferences or special rights of the shares of the class or series so as to adversely affect the class or series.

         Shareholders have no pre-emptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities and any preference in liquidation on preferred stock then outstanding.

         Holders of common stock are entitled to receive dividends as the board of directors, may from time to time declare out of funds legally available for the payment of dividends. We have not paid dividends on our common stock and do not anticipate that we will pay dividends in the foreseeable future.

Certain Liability Limitations and Indemnification Provisions

         Our articles of incorporation limit the liability of directors to the fullest extent permitted by Utah law. In addition, the articles of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Utah law, including advancement of expenses. We also intend to obtain directors' and officers' liability insurance.

Shares Eligible for Future Sale

         Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of voting common stock in the public market, or the availability of shares for sale, could adversely affect the prevailing market price of our common stock and our ability to raise capital through an offering of equity securities.

         Upon completion of this offering, we will have 17,243,915 Class A shares outstanding, assuming no exercise of outstanding options or warrants and assuming all of the shares are sold at a price of $0.50 per share. The price at which we sell the shares may fluctuate. After the offering, the 4,013,333 Class A shares sold in this offering will be immediately tradable without restriction under the Securities Act of 1933, except for any shares purchased by an "affiliate" of ours, as that term is defined in the Securities Act of 1933. Affiliates will be subject to the resale limitations of Rule 144 under the Securities Act.

         We issued the 11,243,915 shares of Class A voting common stock in private transactions in reliance upon one or more exemptions contained in the Securities Act of 1933. These shares will be deemed "restricted securities" as defined in Rule 144. Of these restricted securities, approximately 10,830,000 shares have been held for more than one year as of the date of this prospectus and are eligible for public sale under Rule 144.

         In general, under Rule 144, a stockholder, or group of stockholders whose shares are aggregated, who has beneficially owned "restricted securities" for at least one year will be entitled to sell an amount of shares within any three month period equal to the greater of:

     o    1% of the then outstanding shares of voting common stock; or

     o The average weekly trading volume in the voting common stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the SEC, provided certain requirements are satisfied.

         In addition, our affiliates must comply with additional requirements of Rule 144 in order to sell shares of common stock, including shares acquired by affiliates in this offering. Under Rule 144, a stockholder who has not been our affiliate at any time during the 90 days preceding a sale by him, would be entitled to sell those shares without regard to the Rule 144 requirements if he owned the restricted shares of common stock for a period of at least two years. The foregoing summary of Rule 144 is not a complete description. Non-affiliates may resell our securities issued under Rule 701 in reliance upon Rule 144 without having to comply with Rule 144's public information, holding period, volume and notice requirements.

         The selling shareholder has agreed not to offer, sell, pledge, grant any option to purchase, or otherwise sell or dispose directly or indirectly of any of our shares for 180 days, or the length of the offering, whichever period is shorter.

         In addition, our officers and directors have agreed to refrain from selling our shares for periods ranging from nine months to one year from the closing of the offering.

                              PLAN OF DISTRIBUTION

Plan of Distribution

         We are offering up to $3,000,000 of Class A voting common stock on a "best efforts, no minimum" basis. The offering will commence on the date shown on the front cover of this prospectus. The first closing will occur at the time that we have received a sufficient number of subscriptions at our discretion. Our officers, directors, employees, and affiliates may purchase shares in the offering on the same terms and conditions as other purchasers.

         Up to 13,333 shares of Class A voting common stock may be sold by the selling shareholder from time to time in one or more types of transactions (which may include block transactions) on Nasdaq or on any other market on which our common stock may from time to time be trading, in the over-the-counter market, in privately-negotiated transactions, through put or call options transactions relating to the shares, through short sales of those shares, or a combination of those methods of sale, at market prices prevailing at the time of sale, fixed prices, varying prices determined at the time of sale, or at negotiated prices. The selling shareholder will have the sole discretion not to accept any purchase offer or make any sale of shares if she deems the purchase price to be unsatisfactory at any particular time. These transactions may or may not involve brokers or dealers. To the best of our knowledge, the selling shareholder has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of her securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock offered by this prospectus; however, the selling shareholder may enter into agreements, understandings or arrangements with an underwriter or broker-dealer regarding the sale of her shares in the future.

         The selling shareholder may effect transactions by selling shares directly to purchasers or to or through broker-dealers, who may act as agents or principals, or other agents. These broker-dealers or other agents may receive compensation in the form of discounts, concessions, or commissions from the selling shareholder and/or the purchasers of shares for whom those broker-dealers or other agents may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer or other agent might be in excess of customary commissions). Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling shareholder will attempt to sell shares in block transactions to market makers or other purchasers at a price per share, which may be below the then market price. There can be no assurance that all or any part of the shares offered hereby will be sold by the selling shareholder.

         The selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions with respect to the shares. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholder. The selling shareholder may also sell the shares short and redeliver the shares to close out the short positions. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institutions of the shares. The selling shareholder may also loan or pledge the shares to a financial institution or a broker-dealer and the financial institution or the broker-dealer may sell the shares loaned or upon a default the financial institution or the broker-dealer may effect sales of the pledged shares.

         The selling shareholder and any brokers, dealers or agents that participate in connection with the sale of shares of common stock might be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by those brokers, dealers, or agents and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify some of the selling shareholder against certain liabilities, including liabilities arising under the Securities Act. The selling shareholder may agree to indemnify any agent, dealer, broker-dealer, or underwriter that participates in transactions involving sales of the shares offered pursuant to this prospectus against certain liabilities, including liabilities arising under the Securities Act.

         Because the selling shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act, the selling shareholder will be subject to the prospectus delivery requirements of the Securities Act and the rules thereunder, and they may be subject to certain statutory liabilities under the Securities Act, including, but not limited to, Sections 11, 12, and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act. In addition, the selling shareholder and any other person participating in the offering will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M under the Securities Exchange Act, which may limit the timing of purchases and sales.

         These restrictions may affect the marketability of the common stock and the ability of any person to engage in market-making activities with respect to the common stock.

         Any shares of common stock covered by this prospectus, which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under the terms of this prospectus. In addition, subject to applicable state and foreign laws, the selling shareholder may sell her common stock outside the United States pursuant to Rules 903 and 904 of Regulation S under the Securities Act.

         To comply with the securities laws of certain jurisdictions, the shares of common stock offered by this prospectus may need to be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

         If the selling shareholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or underwriter, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act. In addition, if required, we will amend or supplement this prospectus or disclose other material arrangements regarding the plan of distribution.

Compensation and Other Agreements

         We have not engaged the services of an underwriter or selling agent or broker in connection with this offering. We will offer the shares directly and through our officers and directors acting on our behalf. We will not pay any commission or other consideration or compensation to any officer or director in connection with the sale of the shares.

Transfer Agent

     Colonial Stock Transfer Company, 544 E. 400 S. Suite 100, Salt Lake City, Utah 84111, is our transfer agent.


                                  LEGAL MATTERS

         The legality of the issuance of the shares offered hereby and certain other matters will be passed upon for us by the law firm of Durham Jones & Pinegar, PC, Salt Lake City, Utah.


                                     EXPERTS

         Tanner + Co., independent auditors, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements as of December 31, 2000 and 1999, and for the years then ended, that appear in this prospectus. The financial statements referred to above are included in reliance upon the reports by the auditors given upon their authority as experts in accounting and auditing.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our articles of incorporation provide that to the fullest extent permitted by Utah law, our directors shall not be liable for certain acts or breaches of duty. The certificate of incorporation also contains provisions entitling the officers and directors to indemnification to the fullest extent permitted by the Utah Revised Business Corporations Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons under these provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the shares to be sold in this offering. This prospectus does not contain all the information contained in the registration statement. For further information about shares in this offering and about our business you should refer to the registration statement and the exhibits and schedules filed with the registration statement. We have described all material information for each contract, agreement or other document filed with the registration statement in this prospectus. However, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. As a result, you should refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement for a complete description of the matter involved.

         You may read and copy all or any portion of the registration statement or any reports, statements or other information that we file at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including this registration statement, are also available to you without charge from the SEC Web site, which is located at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS


                                                                            Page

Independent auditors' report                                                 F-1

     Balance sheet - December 31, 2000                                       F-2

     Combined statement of operations years ended
                  December 31, 2000 and 1999                                 F-3

     Combined statement of stockholders' deficit years ended
                  December 31, 2000                                          F-4

     Combined statement of cash flows, years ended December
                  31, 2000 and 1999                                          F-5

     Notes to financial statements                                           F-6

No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this prospectus and, if given or made, that information or representation must not be relied upon as having been authorized by the Company, the Selling Shareholder or any Underwriter. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make that offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                            -----------------------

                    TABLE OF CONTENTS
                                                 Page

     Prospectus Summary.............................2
     Risk Factors...................................3
     Use of Proceeds................................8
     Dividend Policy ...............................8
     Dilution.......................................8
     Capitalization.................................9
     Determination of Offering Price................9
     Management's Discussion and
        Analysis or Plan of Operation..............10
     Business......................................12
     Management....................................19
     Certain Transactions..........................21
     Principal Shareholders........................22
     Selling Shareholder...........................23
     Description of Securities.....................24
     Plan of Distribution..........................26
     Legal Matters.................................27
     Experts.......................................27
     Where You Can Find Additional Information.....28
     Index to Consolidated Financial
        Statements.................................29

                             -----------------------










                                4,013,333 Shares

                                  Common Stock






                                   PROSPECTUS













                                 March __, 2001

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. Indemnification of Directors and Officers

         Our articles of incorporation provide that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Utah Revised Business Corporations Act, no director or officer of the company shall have any liability to the company or its shareholders for monetary damages. The Utah Act provides that a corporation's articles of incorporation may include a provision which restricts or limits the liability of its directors or officers to the corporation or its shareholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The company's articles of incorporation and bylaws provide that the company shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Utah law and that the company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

         The articles of incorporation and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with NEBO Products, Inc. However, nothing in our articles of incorporation or bylaws protects or indemnifies a director, officer, employee, or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Utah Act provides that he shall be indemnified against reasonable expenses incurred in connection therewith.

Item 25. Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the offering. All of these expenses are estimates.

Securities and Exchange Commission Filing Fee        $       750
Printing Fees and Expenses                                 5,000
Legal Fees and Expenses                                   75,000
Accounting Fees and Expenses                              25,000
Blue Sky Fees and Expenses                                 5,000
Registrar's Fees                                           1,250
Miscellaneous                                              8,000
                                                     -----------
TOTAL                                                $   120,000


Item 26. Recent Sales of Unregistered Securities

1999 - During the year ended December 31, 1999, the Company issued 600,000 shares for cash and other consideration, including debt conversion, of $300,000.

2000 - During the year ended December 31, 2000, the Company issued 410,315 shares of common stock at $0.50 per share to retire $205,157.31 principal amount of debt to Finance Management International.

Item 27. Exhibits.

Exhibit No.       SEC Ref. No.      Title of Document

1                   3.1              Articles of Incorporation
2                   3.2              Amended Articles of Incorporation
3                   3.3              Bylaws
4                   4.1              Specimen of Class A Voting Common Stock Certificate
5                   5.1              Legal Opinion
6                  10.1              Credit and Security Agreement dated June 1, 2000 with Wells Fargo
7                  10.2              First Amendment dated July 26, 2000 to Credit and Security Agreement
8                  10.3              Second Amendment dated September 20, 2000 to Credit and Security Agreement
9                  10.4              Third Amendment dated November 22, 2000 to Credit and Security Agreement
10                 10.5              Lease for Draper, Utah corporate offices and warehouse facility
11                 23.1              Consent of Durham Jones & Pinegar (included with Exhibit 5)
12                 23.1              Consent of Tanner + Co.
13                 99.1              2001 Stock Option Plan

Item 28. Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement or otherwise, we have been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling persons of NEBO Products in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to:

         (1)      File,   during   any  period  in  which  it  offers  or  sells
securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

               (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, NEBO Products, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf, in the City of Salt Lake, State of Utah, on March 5, 2001.

                                        NEBO Products, Inc.


                                        By /s/ Scott Holmes
                                          --------------------------------------
                                          Scott Holmes,
                                          President and CEO
Dated: March 5, 2001

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Scott Holmes and Jason Lee, and each of them, with full power of substitution, to execute in the name and on behalf of such person any amendment (including any post-effective amendment) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the person(s) so acting deems appropriate, and appoints each of such persons, each with full power of substitution, attorney-in-fact to sign any amendment (including any post-effective amendment) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with exhibits thereto, and other documents in connection therein.

         Name                                                    Date


/s/ Scott Holmes                                                February 2, 2001
-----------------------------------------------------
Scott Holmes
Chief Executive Officer (Principal Executive Officer),
President and Director


/s/ Jason Lee                                                   February 2, 2001
-----------------------------------------------------
Jason Lee
Chief Financial Officer, Director
(Principal Financial and Accounting Officer)

/s/ Darin Malchus                                               February 2, 2001
-----------------------------------------------------
Darin Malchus
Director

                             Combined Financial Statements
                              December 31, 2000 and 1999

                                                             NEBO PRODUCTS, INC.
                                                   Index to Financial Statements


--------------------------------------------------------------------------------



                                                                        Page


Independent auditors' report                                             F-1


Balance sheet - December 31, 2000                                        F-2


Combined statement of operations
  years ended December 31, 2000 and 1999                                 F-3


Combined statement of stockholders deficit
  year ended December 31, 2000 and 1999                                  F-4


Combined statement of cash flows, years ended
  December 31, 2000 and 1999                                             F-5


Notes to financial statements                                            F-6

 -------------------------------------------------------------------------------

                                                    INDEPENDENT AUDITORS' REPORT




To the Board of Directors and Stockholders of NEBO Products, Inc.


We have audited the accompanying combined balance sheet of NEBO Products, Inc. as of December 31, 2000, and the related combined statements of operations, stockholders' deficit and cash flows for the years ended December 31, 2000 and 1999. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of NEBO Products, Inc. as of December 31, 2000 and the results of its combined operations and its combined cash flows for the years ended December 31, 2000 and 1999 in conformity with generally accepted accounting principles.

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3, the Company has a deficit in working capital, negative flows cash from operations, a stockholders' deficit and recurring net losses. These issues raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The accompanying financial statements do not include any adjustment that might result from the outcome of this uncertainty.





Salt Lake City, Utah
February 19, 2001

                                                             NEBO PRODUCTS, INC.
                                                                   Balance Sheet

                                                               December 31, 2000
--------------------------------------------------------------------------------


              Assets

Current assets:
     Cash                                                              $            4,376
     Accounts receivable, net                                                     967,945
     Marketable securities                                                         19,740
     Inventory                                                                    795,935
     Other current assets                                                          50,076
                                                                       ------------------

              Total current assets                                              1,838,072

Property and equipment, net                                                       137,512
                                                                       ------------------

                                                                       $        1,975,584
                                                                       ------------------

--------------------------------------------------------------------------------

              Liabilities and Stockholders' Deficit

Current liabilities:
     Accounts payable                                                  $          662,902
     Accrued liabilities                                                          141,349
     Short-term notes payable                                                   1,062,800
     Short-term notes payable - related party                                      85,000
     Current portion of long-term debt                                             89,539
                                                                       ------------------

              Total current liabilities                                         2,041,590

Long-term debt                                                                  1,157,786
Long-term debt - related party                                                    270,538
                                                                       ------------------

              Total liabilities                                                 3,469,914
                                                                       ------------------

Commitments                                                                             -

Stockholders' deficit:
     Class A common stock, no par value, voting; 100,000,000 shares
       authorized, 11,243,915 issued and outstanding                              578,157
     Class B common stock, no par value, non-voting; 100,000,000
        shares authorized, no shares issued or outstanding                              -
     Accumulated other comprehensive loss                                          (8,670)
     Accumulated deficit                                                       (2,063,817)
                                                                       ------------------

              Total stockholders' deficit                                      (1,494,330)
                                                                       ------------------

                                                                       $        1,975,584
                                                                       ------------------

                                                             NEBO PRODUCTS, INC.
                                                Combined Statement of Operations

                                                        Years Ended December 31,
--------------------------------------------------------------------------------



                                                            2000                1999
                                                     --------------------------------------

Net sales                                            $       4,708,174  $        4,090,546
Cost of sales                                                2,340,567           2,177,283
                                                     --------------------------------------

              Gross profit                                   2,367,607           1,913,263
                                                     --------------------------------------

Expenses:
     Selling, general, and administrative                    2,102,366           1,648,886
     Stock compensation                                              -              47,000
     Depreciation                                               24,289              19,567
                                                     --------------------------------------

                                                             2,126,655           1,715,453
                                                     --------------------------------------

              Income from operations                           240,952             197,810

Other income and expense:
     Interest expense                                         (735,399)           (537,471)
     Other expense                                            (120,507)                -
     Interest income                                           273,250             287,088
     Gain on sale of marketable securities                      28,420                 -
     Impairment loss                                                 -            (599,652)
     Other income                                                    -              11,163
                                                     --------------------------------------

                                                              (554,236)           (838,872)
                                                     --------------------------------------

              Loss before benefit for income taxes            (313,284)           (641,062)

Benefit for income taxes                                             -                   -
                                                     --------------------------------------

              Net loss                               $        (313,284) $         (641,062)
                                                     --------------------------------------



--------------------------------------------------------------------------------
See accompanying notes to combined financial statements.

                                                             NEBO PRODUCTS, INC.
                                     Combined Statement of Stockholders' Deficit

                                          Years Ended December 31, 2000 and 1999
--------------------------------------------------------------------------------

                                                                      Accumulated          Accumulated
                                             Common Stock             Other Compre-          Deficit           Total
                                      -----------------------------     hensive            and Members'     Stockholders'
                                         Shares           Amount            Loss             Deficit          Deficit
                                      -------------------------------------------------------------------------------------

Balance, January 1, 1999                  9,680,000   $           -   $             -    $    (1,094,471)  $    (1,094,471)

Issuance of common stock for:
     Cash                                   660,000         180,000                 -                  -           180,000
     Debt                                   240,000         120,000                 -                  -           120,000
     Services                                90,000          47,000                 -                  -            47,000

Repurchase of common stock                  (30,000)              -                 -            (15,000)          (15,000)

Net loss                                          -               -                 -           (641,062)         (641,062)
                                      -------------------------------------------------------------------------------------

Balance December 31, 1999                10,640,000         347,000                 -         (1,750,533)       (1,403,533)

Issuance of common stock for:
     Debt                                   436,115         198,157                 -                  -           198,157
     Land - related party                   147,800          20,000                 -                  -            20,000
     Services                                20,000          13,000                 -                  -            13,000

Comprehensive loss:
     Net loss                                     -               -                 -           (313,284)         (313,284)

Increase in unrealized loss                       -               -            (8,670)                 -            (8,670)
                                                                                                           ----------------

Total comprehensive loss                          -               -                 -                  -          (321,954)
                                      -------------------------------------------------------------------------------------

Balance December 31, 2000                11,243,915   $     578,157   $        (8,670)   $    (2,063,817)  $     1,494,330
                                      -------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
See accompanying notes to combined financial statements

                                                             NEBO PRODUCTS, INC.
                                                Combined Statement of Cash Flows

                                                        Years Ended December 31,
--------------------------------------------------------------------------------



                                                                             2000              1999
                                                                       ------------------------------------
Cash flows from operating activities:
     Net loss                                                          $        (313,284   $      (641,062)
     Adjustments to reconcile net loss to net
       cash used in operating activities:
         Depreciation                                                             24,289            19,567
         Provision for losses on accounts receivable                               7,878             1,594
         Provision for losses on related party notes receivable                        -          (382,516)
         Non-cash interest income on related party notes receivable             (273,250)         (194,326)
         Stock compensation                                                       13,000            47,000
         Gain on sale of marketable securities                                   (28,420)                -
         Loss on impairment of marketable securities                                   -           599,652
     (Increase) decrease in:
         Accounts receivable                                                    (431,340)          161,389
         Inventory                                                               (56,121)         (469,552)
         Other current assets                                                     53,230            48,432
     Increase (decrease) in:
         Accounts payable                                                        282,898           (11,418)
         Accrued liabilities                                                      16,000           (54,819)
         Deferred revenue                                                        (53,827)           53,827
                                                                       ------------------------------------

                  Net cash used in
                  operating activities                                          (758,947)         (822,232)
                                                                       ------------------------------------

Cash flows from investing activities:
     Proceeds from sale of securities                                             51,718                 -
     Purchases of property and equipment                                         (39,642)          (34,622)
     Payments on related party notes receivable                                        -           697,310
     Issuance of related party notes receivable                                  (75,000)         (511,295)
                                                                       ------------------------------------

                  Net cash (used in)
                  investing activities                                           (62,924)          151,393
                                                                       ------------------------------------

Cash flows from financing activities:
     Proceeds from long and short-term debt                                    1,451,114         4,025,587
     Principal payments on long and short-term debt                             (804,110)       (3,340,505)
     Proceeds from stock issuance                                                      -           180,000
     Repurchase of company stock                                                       -           (15,000)
                                                                       ------------------------------------

                  Net cash provided by
                  financing activities                                           647,004           850,082
                                                                       ------------------------------------

Increase (decrease) in cash                                                     (174,867)          179,243

                  Cash at beginning of year                                      179,243                 -
                                                                       ------------------------------------

                  Cash at end of year                                  $           4,376   $       179,243
                                                                       ------------------------------------


--------------------------------------------------------------------------------
See accompanying notes to combined financial statements.

                                                             NEBO PRODUCTS, INC.
                                          Notes to Combined Financial Statements

                                                      December 31, 2000 and 1999
--------------------------------------------------------------------------------


1.   Organization

Description of Business
NEBO Products, Inc. (formerly Open Sea Trading Corporation) operates in the wholesale industry as a marketer of hardware and outdoor equipment. The Company is located in Salt Lake City, Utah, and maintains a number of manufacturing arrangements with factories in Asia. The Company's customers consist of major retail chains and other hardware and outdoor retailers throughout the United States.


Principles of Combination
The combined financial statements include the accounts of NEBO Products, Inc. (the Corporation) and Open Sea Trading Company, L.L.C. (the L.L.C.) collectively (the Company). The Corporation was formed on September 23, 1998 by the members of the L.L.C. Effective July 1, 1999, the members of the L.L.C. conveyed all interest to the shareholders of the Corporation in exchange for all of the issued and outstanding shares of the Corporation. No gains or losses were recorded on the transaction.


The combined financial statements present the operations of the Corporation for all of 2000 and 1999 and the L.L.C. for the period January 1, 1999 through August 25, 1999 (date of dissolution). All material intercompany transactions have been eliminated.


2.   Summary of Significant Accounting Policies

Concentration of Credit Risk
Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides on-going credit evaluations of its customers and maintains allowances for possible losses which, when realized, have been within the range of management's expectations.


The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.


Cash and Cash Equivalents
For purposes of the statement of cash flows, cash includes all cash and investments with original maturities to the Company of three months or less.

--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.
                                          Notes to Combined Financial Statements
                                                                       Continued
--------------------------------------------------------------------------------

2.  Summary of Significant Accounting Policies Continued

Marketable Securities
The Company classifies its marketable debt and equity securities as "held to maturity" if it has the positive intent and ability to hold the securities to maturity. All other marketable debt and equity securities are classified as "available for sale." Securities classified as "available for sale" are carried in the financial statements at fair value. Realized gains and losses, determined using the specific identification method, are included as a separate component of stockholders' deficit. Securities classified as held to maturity are carried at amortized cost.

For both categories of securities, declines in fair value below amortized cost that are other than temporary are included in earnings.


Inventory
Inventory is stated at the lower of cost or market and is valued on an average cost basis. The inventory consists entirely of finished goods.


Property and Equipment
Property and equipment are recorded at cost less accumulated depreciation. Depreciation and amortization on capital leases and property and equipment is determined using the straight-line method over the estimated useful lives of the assets or terms of the leases. Depreciation and amortization periods are as follows:

Computer equipment and hardware                                 3 - 5 years
Furniture and fixtures                                             10 years
Office and warehouse equipment                                      5 years


Revenue Recognition
Revenue is recognized upon shipment of the product. Advance payments on deposits received are recorded as deferred revenue until the product is delivered at which time the revenue is recorded in operations.


--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.
                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------

2. Summary of Significant Accounting Policies Continued

Income Taxes
Deferred taxes are computed using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are not recognized unless it is more likely than not that the asset will be realized in future years.


A pro forma income tax disclosure has not been presented inasmuch as the LLC had an operating loss during the period ended August 25, 1000 (date of dissolution). Also, the Company did not record a deferred tax benefit, as it is unknown whether the benefit can be utilized due to continuing losses.


Advertising
Advertising costs are expensed as incurred. Advertising expense was $23,000 and $35,000 for the years ended December 31, 2000 and 1999, respectively.


Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.


3.   Going Concern

The Company has a working capital deficit, negative cash flows from operations, a stockholders' deficit and recurring net losses. In addition, the Company is out of compliance with loan covenants on a loan to its largest creditor. These factors create substantial doubt about the Company's ability to continue as a going concern.

--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.
                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------

3. Going Concern Continued

Currently, the Company is in the process of registering its common stock with the Securities and Exchange Commission. The ability of the Company to continue as a going concern is dependent on the Company generating cash from the sale of its common stock, reducing debt and attaining future profitable operations. The consolidated financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.


4.   Accounts Receivable

Trade receivables                                         $      1,012,962
Allowance for doubtful accounts                                    (45,017)
                                                          -----------------

                                                          $        967,945
                                                          -----------------


5.   Marketable Securities

At December 31, 2000, the Company held common stock of an entity with some common owners and board members. The ownership interest in the related entity is less than 5%. Securities are classified as available-for sale and have the following cost and market value at December 31, 2000:


                                                                 Gross
                                                     Fair      Unrealized
                                        Cost        Value     Gain (Loss)
                                    ---------------------------------------

Equity securities                   $   28,410    $  19,740  $    (8,670)
                                    ---------------------------------------



At December 31, 1999, the Company held 1,045,290 of common stock of an entity with common owners and board members, with a cost basis of $651,650. Due to a depressed market price and volume of shares being traded, it was determined that the value of the securities was permanently impaired and have impairment loss of $599,942 was recorded reducing the fair value of marketable securities at December 31, 1999 to $51,708.



--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.
                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------

6.   Property and Equipment

Property and equipment consists of the following at December 31, 2000:


Computer equipment and software                             $       84,021
Land                                                                20,800
Furniture and fixtures                                              28,360
Office and warehouse equipment                                      49,666
Leasehold improvements                                               1,400
                                                            ---------------

                                                                   184,247
Less accumulated depreciation and amortization                     (46,735)
                                                            ---------------

                                                            $      137,512
                                                            ---------------


7.   Short-term Notes Payable

The Company has the following short-term notes payable at December 31, 2000:


Notes  payable to multiple  trusts,  with  interest  ranging from 24% to 30% and principal due dates  ranging from  November
2000 to May 2001.  Certain notes are secured by Company
assets while others  are  unsecured.  As of December 31, 2000 certain notes were in  default.  As of January 31, 2001 an
additional note was in default. Subsequent to December 31,
2000,certain notes were refinanced                          $      668,800



Notes  payable  to  individuals,  with  interest  ranging
from  15% to 24%  and principal due dates ranging from
September 2000 to September 2001. Certain notes are secured
by Company assets or guarantees of a related party, while
others are unsecured. As of December 31, 2000 certain notes
were in default. Subsequent to December 31, 2000 certain
notes were refinanced                                              324,000


--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.
                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------

7.  Short-term Notes Payable Continued

Notes  payable to other  organizations,  with  interest of
24% and principal due dates ranging from January 2001 to
February  2001.  Certain notes are secured by Company assets while others are unsecured. As of February 19, 2001 one note
was in default                                                      70,000
                                                            --------------

                                                            $    1,062,800
                                                            --------------



8.   Short-term  Notes  Payable - Related Party

The Company has the following related party short-term notes payable at December 31, 2000:


Note payable to a company that is owned by a
relative of an employee, with interest of 24%,
principal due in June 2001, unsecured                       $       50,000

Note payable to a trust, whose beneficiary is
related to a director, with interest at 24%, principal
due May 2001, unsecured                                             25,000



Note payable to a relative of an employee, with
interest at 25%, principal due in November 2000
and unsecured.  At December 31, 2000 the note
was in default                                                      10,000
                                                            --------------

                                                            $       85,000
                                                            --------------


9.   Long Term  Debt

The Company has the following long-term debt at December 31, 2000:

Note payable to a financial  institution  with  interest at
3.5% above the prime rate, secured by receivables, inventory, and equipment, principal due June 2003.  At December 31,
2000 the Company was in violation of its loan  covenants
and is now subject to a default rate of interest at 7% above
the prime rate of 8.5%                                      $      881,139


--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.
                                          Notes to Combined Financial Statements
                                                                       Continued
--------------------------------------------------------------------------------

 9.  Long Term Debt Continued

Notes  payable  to  individuals,  with  interest  ranging
from  15% to 24%  and principal  due  dates  ranging  from
March  2001 to July  2003.  All  notes are unsecured.
Subsequent to December 31, 2000 certain notes were
refinanced                                                         352,575

Capital lease (see note 11)                                         13,611
                                                            --------------

Total                                                            1,247,325

Less current portion                                               (89,539)
                                                            --------------

Long-term debt                                              $    1,157,786
                                                            --------------



Maturities of long-term debt at December 31, 2000 are as follows:


     Year                                                      Amount
                                                            --------------

     2001                                                   $       89,539
     2002                                                          197,575
     2003                                                          960,211
     2004                                                                -
     2005                                                                -
                                                            --------------

                                                            $    1,247,325
                                                            --------------



10.  Long-term Debt - Related Party

The Company has the following related party long-term debt at December 31, 2000:


Note payable to an officer of the Company with
interest at 24%, principal due in December 2003,
unsecured                                                   $      110,603



Note payable to a relative of an director of the
Company, with interest at 24%, principal due in June
2003, unsecured                                                     70,000


--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.
                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------


10.  Long-term Debt - Related Party Continued

Note payable to a relative of an officer with interest
at 24%, principal due June 2003, unsecured                          50,000

Note payable to a relative of a former owner, with
interest at 24%, principal due July 2003, unsecured                 20,000

Note payable to an officer of the Company, with
interest at 24%, principal due December 2002,
unsecured                                                           19,935
                                                            --------------

Total                                                       $      270,538
                                                            --------------


Maturities of long-term debt - related party at December 31, 2000 are as follows:


     Year                                                       Amount
                                                            --------------

     2001                                                   $            -
     2002                                                           19,935
     2003                                                          250,603
     2004                                                                -
     2005                                                                -
                                                            --------------

                                                            $      270,538
                                                            --------------


11.  Capital Lease Obligation

The Company leases equipment under a noncancellable lease agreement. The lease provides the Company the option to purchase the equipment at the end of the initial lease term. The equipment under capital lease is included in property and equipment at a cost of $13,611 and accumulated depreciation of $0 at December 31, 2000.


Amortization expense for the equipment under capital lease for the years ended 2000 and 1999 was $6,253 and $5,732, respectively.


--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.
                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------

 11.  Capital Lease Obligation Continued

The capital lease obligation has an imputed interest rate of 18% and is payable in monthly installments through June 2004. Future minimum payments on the capital lease obligation is as follows:


     Year                                                       Amount
                                                            --------------

     2001                                                   $        5,009
     2002                                                            5,009
     2003                                                            5,009
     2004                                                            2,503
                                                            --------------

                                                                    17,530
Less amount representing interest                                   (3,919)
                                                            --------------

Present value of future minimum lease payments              $       13,611
                                                            --------------



12.  Income Taxes

The benefit for income taxes is different than amounts which would be provided by applying the statutory federal income tax rate to loss before benefit for income taxes for the following reasons:


                                                    Years Ended
                                                   December 31,
                                        -----------------------------------
                                               2000             1999
                                        -----------------------------------

Federal income tax benefit
   at statutory rate                    $          115,000  $       239,000
Loss attributable to LLC                                 -           29,000
Change in valuation allowance                     (115,000)        (268,000)
                                        -----------------------------------

                                        $                -  $             -
                                        -----------------------------------



--------------------------------------------------------------------------------

                                                             NEBO PRODUCTS, INC.
                                          Notes to Combined Financial Statements
                                                                       Continued

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12.  Income Taxes Continued

Deferred tax assets (liabilities) are comprised of the following as of December 31, 2000:


                                                  2000           1999
                                            -------------------------------

Unrealized loss                             $                 $     224,000
Net operating loss carryforwards                     137,000         29,000
Allowance for doubtful accounts                       17,000         14,000
Compensated absences                                   9,000          6,000
Depreciation                                         (11,000)        (5,000)
Contribution carryfoward                               1,000              -
Valuation allowance                                 (153,000)      (268,000)
                                            -------------------------------

                                            $                 $           -
                                            -------------------------------


At December 31, 2000, the Company has net operating loss carryforwards available to offset future taxable income of approximately $367,000, which will begin to expire in 2019. The utilization of the net operating loss carryforwards is dependent upon the tax laws in effect at the time the net operating loss carryforwards can be utilized. A valuation allowance has been recorded against the deferred tax asset due to the uncertainty surrounding its realization caused by the Company's recurring losses.


13.  Stock Transactions

During the year ended December 31, 2000, the Company had the following stock transactions:

     o Issued 147,800 shares of Class A common stock to purchase land from the President of the Company and a relative of the President. The land was recorded at the historical carrying value of the related parties, which was lower than the lands fari market value.

     o Issued 436,115 shares of Class A common stock in exchange for long-term debt totaling $198,157.

     o Issued 20,000 shares of Class A common stock in exchange for services totaling $13,000.


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


                                                             NEBO PRODUCTS, INC.
                                          Notes to Combined Financial Statements
                                                                       Continued

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13.  Stock Transactions Continued

During the year ended December 31, 1999, the Company had the following stock transactions:

     o Issued 360,000 shares of Class A common stock for capital contributions of $180,000.

     o Issued 240,000 shares of Class A common stock in exchange for long-term debt totaling $120,000.

     o Issued 300,000 shares of Class A common stock in exchange for services rendered pursuant to a private placement.

     o Issued 90,000 shares of Class A common stock in exchange for services totaling $47,000.

     o Repurchased 300,000 shares of Class A common stock from an officer of the Company for $15,000.


14.  Lease Commitments

The Company leases office facilities under noncancelable operating leases which expire in the year 2005. Rental expense incurred under these leases for the years ended December 31, 2000 and 1999 totaled approximately $69,000 each year. At December 31, 2000 the future minimum lease payments under these operating leases are as follows:


     Year                                                      Amount
                                                          -----------------

     2001                                                 $          97,284
     2002                                                           100,701
     2003                                                           104,255
     2004                                                           107,873
     2005                                                            74,432
                                                          -----------------

Total future minimum lease payments                       $         484,545
                                                          -----------------




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                                       18

                                                             NEBO PRODUCTS, INC.
                                          Notes to Combined Financial Statements
                                                                       Continued

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15. Supplemental Cash Flow Information

During the year ended December 31, 2000, the Company:

     o Issued 147,800 shares of Class A common stock for land with a value of $20,000.

     o Issued shares of Class A common stock in exchange for a reduction of long-term debt totaling $198,157.

     o Issued 20,000 shares of Class A common stock for services valued at $13,000.

     o Acquired equipment totaling $13,611 that was financed through a capital lease.

     o Acquisition of 9,950,000 shares of common stock in an entity with common board members as repayment for $75,000 advance and $273,250 of interest.

     o Reduced long-term debt in exchange for marketable securities totaling $348,250.

     o   Experienced  an  unrealized  loss  on  marketable  securities  totaling
         $8,670.


During the year ended December 31, 1999, the Company:

     o Exchanged related party notes receivable of $662,484, due from an entity under common control, for 1,045,290 shares of the entity's common shares.

     o Exchanged notes receivable of $100,697, accrued interest receivable of $194,326 and $11,124 of related party marketable securities for a note payable of $306,147 due to an entity under common control.

     o Reduced debt totaling $120,000 in exchange for 240,000 shares of common stock.

     o   Exchanged 90,000 shares of common stock for services totaling $47,000.


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                                       19

                                                             NEBO PRODUCTS, INC.
                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------

15.  Supplemental Cash Flow Information Continued

     o   Entered into a capital lease in exchange for software totaling $31,265.


                                                    Years Ended
                                                   December 31,
                                        -----------------------------------
                                               2000             1999
                                        -----------------------------------

Interest                                $         688,000   $      547,000
                                        -----------------------------------

Income taxes                            $               -   $            -
                                        -----------------------------------



16.  Related Party Transactions

Related party transactions are as follows:

2000

     o The Company borrowed approximately $710,000 from the President. The balance due at December 31, 2000 is approximately $110,000.

     o A relative of a board member loaned the Company $80,000 at 24% annual interest.

     o The Company loaned an entity with common board members $75,000 and received 9,950,000 shares of that entity's common stock as repayment.

     o   The Company has notes payable to related parties (see Notes
         8 and 10)

     o The Company has an investment in marketable securities from an entity with some common board members (see Note 5).


1999
     o The Company exchanged notes receivable and accrued interest receivable in the amount of $662,484 for 1,045,290 common shares of a related entity under common control.

     o The Company had outstanding notes payable to related entities. These transactions are detailed in notes 8 and 10.


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                                       20

                                                             NEBO PRODUCTS, INC.
                                          Notes to Combined Financial Statements
                                                                       Continued

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16.  Related Party Transactions  Continued

             o The Company recorded an impairment loss on marketable securities with some common ownership and board members (see Note 5).


17.  Retirement Plan

The Company sponsors a defined contribution 401(K) profit sharing plan for all eligible employees. Employees may contribute a percent of their annual compensation subject to regulatory limitations. The Company contributions are subject to management discretion on an annual basis and the Company may elect not to contribute in any given year. The Company made contributions of approximately $5,000 and $4,000 for the years ended December 31, 2000 and 1999, respectively.


18.  Major Customers

The Company has the following customers, which exceeded 10% of the Company's sales for each year:


                                               2000             1999
                                        -----------------------------------

Customer A                              $      1,197,108   $     2,506,000
Customer B                                       967,391                 -
                                        -----------------------------------

                                        $     2,161,499    $     2,506,000
                                        -----------------------------------



19.  Fair Value of Financial Instruments

The Company's financial instruments consist of cash, investments, receivables, payables, and notes payable. The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items. The aggregate carrying amount of the notes payable approximates fair value as the individual borrowings bear interest at market interest rates.



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                                       21

                                                             NEBO PRODUCTS, INC.
                                          Notes to Combined Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------


20.  Recent Accounting Pronouncements

In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective date of FASB Statement No. 133." SFAS 133 establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of those instruments at fair value. SFAS 133 is now effective for fiscal years beginning after June 15, 2000. The Company believes that the adoption of SFAS 133 will not have any material effect on the financial statements of the Company.


21.  Subsequent  Events

The following items have been deemed to be subsequent events, which require disclosure in the financial statements:

     o The Company is currently in the process of registering 6,000,000 shares of its common stock with the Securities and Exchange Commission (SEC) through submission of Form SB- 2. Upon acceptance of the Form SB-2 by the SEC, the Company's registered common stock will be available for public trading.


     o The Company adopted a Stock Option Plan under which a maximum of 7,000,000 shares may be issued.

     o The Company refinanced certain debt agreements totaling $319,675 primarily to extend the terms of the agreements. Terms of the refinanced debt included agreement to issue options and shares to certain creditors in lieu of cash interest payments.


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                                       22